                                                            EXHIBIT (A)(1)(A)(2)


                            -KINROSS GOLD CORPORATION

                  OFFER TO PURCHASE ALL PUBLICLY-HELD SHARES OF
                THE $3.75 SERIES B CONVERTIBLE PREFERRED STOCK OF
                                 KINAM GOLD INC.
                              AT $16.00 PER SHARE,
                            AS AMENDED MARCH 21, 2002

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON MARCH 28, 2002, UNLESS THE OFFER IS EXTENDED BY KINROSS.


Kinross Gold U.S.A., Inc., a wholly-owned subsidiary of Kinross Gold Corporation, is offering to purchase all of the publicly-held shares of the $3.75 Series B Convertible Preferred Stock of Kinam Gold Inc. at a purchase price of $16.00 per share, payable in cash. This offer is subject to certain terms and conditions set forth herein and in the related Letter of Transmittal. The purchase price for the shares of preferred stock will be paid promptly following the completion of the offer. If you tender any of the shares of Kinam preferred stock you hold, you must tender all shares of the Kinam preferred stock you hold.

THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON A MINIMUM NUMBER OF SHARES BEING TENDERED BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE THE OFFER--CONDITIONS OF THE OFFER.

Any holder of shares of preferred stock desiring to tender his or her shares should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or otherwise deliver it, together with the certificate evidencing your shares to Alpine Fiduciary Services, Inc. (the "Depositary"), at one of the addresses set forth on the Letter of Transmittal and the back cover of this offer.

KINROSS AND THE SPECIAL COMMITTEE OF KINAM DIRECTORS HAVE BOTH DETERMINED THAT THE OFFER IS FAIR TO THE NON-AFFILIATED HOLDERS OF KINAM PREFERRED STOCK. THE KINAM SPECIAL COMMITTEE DETERMINED THAT IT SHOULD REMAIN NEUTRAL AND DID NOT RECOMMEND FOR, RECOMMEND AGAINST, OR EXPRESS AN OPINION WITH RESPECT TO WHETHER THE NON-AFFILIATED HOLDERS SHOULD ACCEPT OR REJECT THE TENDER OFFER. THE 945,400 SHARES OF KINAM PREFERRED STOCK HELD BY KINROSS WILL NOT BE TENDERED INTO THIS OFFER AND WILL CONTINUE TO BE HELD BY KINROSS.

The Kinam preferred stock is listed on the American Stock Exchange under the symbol KGC^B. On February 19, 2002, the last day before the commencement of this offer, the last reported sale price of the preferred stock was $15.25 per share. You are urged to obtain current market prices for the preferred stock prior to tendering your shares.

Questions or requests for assistance or for additional copies of this offer to purchase, the Letter of Transmittal, or other offering materials may be directed to the Information Agent, Georgeson Shareholder Communications, Inc., at (800) 223-2064.

NEITHER KINROSS NOR KINAM HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KINROSS OR KINAM.

This offer is not being made to, nor will any tender of shares be accepted from or on behalf of, shareholders in any jurisdiction in which the making of this offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, Kinross may, at its discretion, take such action as it may deem necessary for Kinross to make the offer in any such jurisdiction.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 DEALER MANAGER

                        GEORGESON SHAREHOLDER SECURITIES

                        GEORGESON SHAREHOLDER SECURITIES
                                  CORPORATION
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004

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                                TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................1
SPECIAL FACTORS...............................................................4
HISTORY.......................................................................4
BACKGROUND OF THE TENDER OFFER................................................4
RELATIONSHIPS BETWEEN KINROSS AND KINAM.......................................6
ALTERNATIVES TO THE OFFER.....................................................8
REASONS FOR AND PURPOSES OF THE TENDER OFFER..................................8
Strengthen Balance Sheet and Future Results of Operations.....................9
Wholly-Owned Subsidiary.......................................................9
Save Reporting Costs..........................................................9
CONSEQUENCES OF THE TENDER OFFER..............................................9
TERMS OF THE KINAM PREFERRED STOCK...........................................10
FAIRNESS OF THE OFFER........................................................11
INTERESTS OF KINROSS IN THE OFFER............................................14
FAIRNESS OPINION OF RAYMOND JAMES............................................15
Precedent Transactions Analysis..............................................16
Prior Purchase Analysis......................................................17
Intrinsic Value Analysis.....................................................17
Convertible Analysis--Method 1...............................................17
Convertible Analysis--Method 2...............................................17
Convertible Analysis--Method 3...............................................17
Discounted Cash Flow Analysis................................................18
Trading Value Analysis.......................................................18
Comparable Company Analysis..................................................18
PLANS OF KINAM AND KINROSS AFTER THE TENDER OFFER............................19
DISSENTERS' RIGHTS OF APPRAISAL..............................................21
INTRODUCTION.................................................................21
GENERAL INFORMATION..........................................................21
ADDITIONAL FINANCIAL INFORMATION.............................................22
FORWARD-LOOKING INFORMATION..................................................22
THE OFFER....................................................................23
NUMBER OF SHARES; EXPIRATION DATE............................................23
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES................................24
PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES......................24
WITHDRAWAL RIGHTS............................................................27
CONDITIONS OF THE OFFER......................................................28
BENEFICIAL OWNERSHIP OF KINAM PREFERRED STOCK................................29
PRICE RANGE OF KINAM PREFERRED STOCK.........................................29
SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER................................29
INTERESTS OF DIRECTORS AND OFFICERS
TRANSACTIONS AND AGREEMENTS  CONCERNING THE SHARES...........................30
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.....................................31
LEGAL MATTERS; REGULATORY APPROVALS..........................................33
EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS..........................33
ADDITIONAL INFORMATION.......................................................34


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                               SUMMARY TERM SHEET

Kinross Gold U.S.A., Inc. (the "Purchaser"), a wholly-owned subsidiary of Kinross Gold Corporation ("we," "our," "us," or "Kinross" all of which may include the Purchaser when we are acting through that company) is offering to purchase all of the outstanding shares of Kinam preferred stock that the Purchaser does not already own, at a cash purchase price of $16.00 per share. The following are some of the questions that you, as a shareholder of Kinam preferred stock, may have, and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this offer and the accompanying Letter of Transmittal.

WHY IS KINROSS MAKING THE OFFER?

Indirectly through the Purchaser, we currently own all of the outstanding common shares and 51.4% of the outstanding preferred stock of Kinam. We are offering to purchase the shares of Kinam preferred stock that we do not own in order to improve our balance sheet and future results of operations, to make Kinam a wholly-owned subsidiary, and to save costs by terminating the public reporting obligations of Kinam. See SPECIAL FACTORS--REASONS FOR AND PURPOSES OF THE TENDER OFFER.

WILL THE PREFERRED STOCK CONTINUE TO TRADE ON THE AMERICAN STOCK EXCHANGE SUBSEQUENT TO THE OFFER?

No. We anticipate that Kinam will delist its preferred stock from the American Stock Exchange upon completion of the offer. See SPECIAL FACTORS--CONSEQUENCES OF THE TENDER OFFER.

WILL KINAM CONTINUE TO FILE PUBLICLY AVAILABLE REPORTS?

No. In connection with delisting its preferred stock from the American Stock Exchange, Kinam will terminate the registration of its preferred stock under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). Consequently, Kinam will no longer be subject to the reporting and other requirements of the Exchange Act, including requirements to file annual and other periodic reports, to provide proxy and information statements to shareholders in connection with annual or special meetings of shareholders, or to provide the type of going-private disclosure contained in this offer to purchase. See SPECIAL FACTORS--CONSEQUENCES OF THE TENDER OFFER.

WILL I BE ABLE TO SELL MY PREFERRED STOCK SUBSEQUENT TO THE OFFER?

We do not anticipate that a public market will continue for the Kinam preferred stock subsequent to completion of the offer. If you do not tender your shares in the offer, you will continue to own the shares and there will not be any restrictions on your right to transfer the shares. However, we anticipate that it will be much more difficult for you to readily locate a buyer for your shares of Kinam preferred stock and to negotiate an acceptable sales price in the absence of a public market. See SPECIAL FACTORS--CONSEQUENCES OF THE TENDER OFFER.

WHAT PLANS DOES KINROSS HAVE FOR KINAM AFTER THE TENDER?

To the extent that we do not acquire all of the shares of Kinam preferred stock through this tender offer, we intend to pursue a merger or recapitalization in which the remaining holders of Kinam preferred stock would receive $16.00 per share for their shares of Kinam preferred stock. If we acquire sufficient shares of the Kinam preferred stock so that we hold 90% or more of the preferred stock subsequent to the tender offer, this may be accomplished by a short form merger that will not be subject to shareholder approval. We are not under an obligation to proceed with a merger or recapitalization subsequent to the tender offer and may change our intent and elect not to complete such a transaction or to complete it at a different price per share. See PLANS OF KINAM AND KINROSS AFTER THE TENDER OFFER.

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WHAT IS THE CONCLUSION OF KINAM'S SPECIAL COMMITTEE?

Kinam established a special committee of non-management directors to consider the fairness of the tender offer to the holders of the Kinam preferred stock other than the Purchaser (the "non-affiliated holders"). Members of the special committee are also directors of Kinross, hold equity interests in Kinross, and one of the members is a partner in a law firm that provides legal services to both Kinross and Kinam. See INTERESTS OF KINROSS IN THE OFFER. The special committee retained Raymond James Ltd. to analyze the offer and to provide an opinion on whether the tender offer was fair to the non-affiliated holders from a financial point of view. Based on the fairness opinion of Raymond James and the special committee's consideration of a number of other factors, the special committee believes that the offer is fair to the non-affiliated holders. Since all of the members of the special committee also sit on the board of Kinross, and are therefore not independent of Kinross, the special committee did not deem it appropriate to recommend acceptance or rejection of the tender offer by the non-affiliated holders. See SPECIAL FACTORS--FAIRNESS OF THE OFFER.

WHAT WILL I RECEIVE IF I DECIDE TO TENDER MY SHARES?

We will pay you cash in the amount of $16.00 for each share that you properly tender. If your shares are held of record in your name, and the certificates are submitted directly to the Depositary, you will not be required to pay a brokerage commission on the shares that you tender. If your shares are held by your broker or a bank or another nominee, you should consult with your broker or bank to determine the fees that you might have to pay. See THE OFFER--NUMBER OF SHARES; EXPIRATION DATE and -ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

WHEN WILL I RECEIVE PAYMENT FOR MY SHARES?

The cash price of $16.00 per properly tendered share will be paid promptly following the completion of the offer. No interest will accrue or be paid on the cash amount payable to you, regardless of when paid. See THE OFFER--ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

DO I HAVE TO TENDER ALL OF MY SHARES?


Yes. If you elect to tender any portion of the shares of the Kinam preferred stock you hold, you must tender all of the shares of the Kinam preferred stock you hold. See THE OFFER--NUMBER OF SHARES; EXPIRATION DATE.


DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If all 894,600 of the publicly-held shares of Kinam preferred stock are tendered and accepted, the Purchaser will be required to pay an aggregate of $14,313,600. The Purchaser currently has cash reserves available to it that are sufficient to pay this amount. See THE OFFER--SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?


You will have until Midnight, Eastern Time, on March 28, 2002, the expiration date, to deliver your Letter of Transmittal and the necessary accompanying documents to the Depositary, unless we extend that date or elect to provide a subsequent offering period, in our sole discretion. See THE OFFER--NUMBER OF SHARES; EXPIRATION DATE.


HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer or elect to provide a subsequent offering period, we will make a public announcement of our decision not later than 9:00 a.m., Eastern Time, on the next business day after the date on which the offer was previously scheduled to expire. See THE OFFER--NUMBER OF SHARES; EXPIRATION DATE and -EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

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WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

This offer is not conditioned on a minimum number of shares being tendered. However, the offer is subject to a number of other conditions, which you should review. We have the right to amend the offer or, to the extent that one or more of the conditions are not satisfied, to withdraw or terminate the offer, whether or not you have already tendered your shares. See THE OFFER--CONDITIONS OF THE OFFER.

HOW DO I TENDER MY SHARES?

You can tender your shares by completing and sending the enclosed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, and your stock certificates to the Depositary, Alpine Fiduciary Services, Inc., at one of the addresses set forth on the back cover of this offer. If your shares are held in "street name" for you by your broker, you must instruct your broker to tender the shares on your behalf or obtain certificates registered directly in your name. If the certificates for your shares are not immediately available, you may tender your shares by using the procedure for guaranteed delivery. See THE OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES AND UNTIL WHAT TIME CAN I WITHDRAW THEM?

You can withdraw previously tendered shares at any time until the expiration date, including any extension, if we extend the offer. To withdraw tendered shares you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to the Depositary while you still have the right to withdraw the tendered shares. Once withdrawn, you may re-tender shares only by again following one of the delivery procedures prior to the expiration of the offer, or any subsequent termination date if we choose to extend the offer. See THE OFFER--WITHDRAWAL RIGHTS.

WHAT ARE THE MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES AND I AM A UNITED STATES PERSON?

Under federal tax provisions, for most United States shareholders, the sale of the shares on acceptance of the tender will generally result in a taxable capital gain or loss based on the difference between $16.00 per share and the tax basis of the shares tendered. Such gain or loss would be taxed at long-term or short-term rates depending on the time you have held your shares that you tender. It is possible, however, depending upon your individual circumstances, that special tax rules may apply to alter your tax treatment and you should consult your tax advisor prior to electing to accept the tender offer. To avoid backup withholding of United States federal income tax at a 30% rate, shareholders who are United States Persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal. Non-United States holders should submit a properly completed IRS Form W-8BEN to the Depositary to avoid such backup withholding. See THE OFFER--MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

WHERE CAN I OBTAIN MORE INFORMATION ABOUT KINROSS AND KINAM?

Kinross and Kinam are subject to the informational filing requirements of the Exchange Act. Copies of their reports can be obtained from the public reference facilities maintained by the Securities and Exchange Commission. Kinam reports can also be accessed at HTTP://WWW.SEC.GOV. Kinross' filings with the securities regulatory authorities in Canada can be found at HTTP://WWW.SEDAR.COM. The Purchaser is a wholly-owned subsidiary of Kinross and is not subject to any independent informational filing requirements. The financial position and results of operations of the Purchaser are included in the consolidated financial statements of Kinross. See THE OFFER--ADDITIONAL INFORMATION.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

You can call Georgeson Shareholder Communications Inc., which is acting as Information Agent, at (800) 223-2064, to ask questions about the offer.

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                                 SPECIAL FACTORS

HISTORY

Kinam's predecessor, Amax Gold Inc., issued 1,840,000 shares of Kinam preferred stock in a 1994 registered public offering. In a merger completed June 1, 1998, we acquired 115,238,675 of the common shares of Kinam in exchange for the issuance of 92,213,988 of our common shares. Immediately subsequent to the merger, we cancelled 23,024,687 shares of Kinam's common stock held by us for no consideration and, in January 2001, Kinam issued an additional 100 shares to us in exchange for assets we contributed to Kinam. This merger gave us effective control of Kinam, since the outstanding Kinam common shares, which currently have 92,214,088 votes, and the outstanding Kinam preferred stock, which currently have 2,576,000 votes, vote as a single class on all matters submitted to shareholders, except as otherwise required by law or specifically provided by the terms of Kinam's articles of incorporation governing the preferred stock.


In July 2001, we completed the acquisition of 945,400 shares of Kinam preferred stock from three shareholders, in exchange for the issuance of 24,186,492 shares of our common shares, giving us ownership of 51.4% of the Kinam preferred stock. The acquisition price for financial reporting purposes was an aggregate of $23.3 million, or approximately $24.65 per share of Kinam preferred stock. See TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES. This acquisition did not result in the cancellation of any shares or other change in the capitalization of Kinam. Consequently, we now control 93,537,648 votes out of a total of 94,790,088 votes entitled to be cast on any matter submitted to the shareholders on which the Kinam common and preferred vote as a single class. At the time of this offer, there are 894,600 shares of the Kinam preferred stock outstanding that we do not own. These are the shares we are seeking to acquire in this tender offer.


Prior to August 2000, Kinam had declared quarterly cash dividends on the preferred stock at a rate equal to an annual payment of $3.75 per share. Commencing with the dividend due August 15, 2000, Kinam suspended payment of the quarterly dividends due to an absence of earnings and in an effort to conserve cash for operations, the development of Kinam's business, and the repayment of Kinam's obligations, including amounts owed to us. Under Nevada corporate law, which governs Kinam, Kinam is prohibited from paying dividends on the preferred stock if its total assets are less than its total liabilities. This determination can, at the election of Kinam, be based on either its financial statements or a fair valuation of its assets and liabilities. Kinam has not undertaken and does not propose to undertake a valuation of its assets and liabilities for that purpose. Kinam's financial statements as of September 30, 2001, reflect that its total liabilities exceed its total assets by $81.3 million. A significant portion of the liabilities of Kinam are the obligations to us. See RELATIONSHIPS BETWEEN KINROSS AND KINAM. Kinam would need to generate substantial earnings, or otherwise significantly increase its net assets, before it could resume paying a dividend on the Kinam preferred stock based on its financial statements. Even if Kinam were permitted to pay dividends, it is under no obligation to do so and, at current gold prices, Kinam does not expect to resume the payment of dividends for the foreseeable future.

Kinross Gold Corporation is an Ontario corporation, with the following business address and telephone number: 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3Y2, telephone number (416) 365-5123. Kinam Gold Inc. is a Nevada corporation with the following business address and telephone number: 802 E. Winchester Avenue, Suite 100, Murray, Utah 84107, telephone number (801) 290-1101. Kinross Gold U.S.A., Inc. is a Nevada corporation with the following business address and telephone number: 802 E. Winchester, Suite 100, Murray, Utah 84107, telephone number (801) 290-1101.

BACKGROUND OF THE TENDER OFFER

Our board of directors determined to commence this tender offer based on its desire to:

     o improve our consolidated balance sheet and future results of operations;

     o acquire all of the shares of Kinam preferred stock, so as to make Kinam a wholly-owned subsidiary; and

     o terminate the reporting obligations of Kinam under the Exchange Act to eliminate the costs associated with compliance with such obligations.

We acquired a majority of the outstanding Kinam preferred stock in July 2001. We had initially contemplated creating a senior debt instrument to offer in exchange for the Kinam preferred stock and outstanding Kinross convertible debentures. In December 2000, we approached the largest single holder of the Kinam preferred stock, Income Series, a subsidiary of Franklin Custodian Funds Inc., and Franklin Income Securities Fund, a subsidiary of Franklin Templeton Variable Insurance Products Trusts (the "Franklin Funds"), which rejected our proposal to exchange the Kinam preferred stock held by it for a debt instrument. After several months of negotiation, we reached an agreement with the Franklin Funds in June 2001, and shortly thereafter with two other institutional holders, to acquire the shares of Kinam preferred stock held by them in exchange for Kinross common shares. As a result of the rejection of the senior debt instrument and the difficulties in structuring an exchange offer or other transaction with the remaining holders of the Kinam preferred stock, we temporarily abandoned our efforts to acquire the remaining Kinam preferred stock. See TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.


Beginning in September 2001, we began seriously considering alternative possibilities for acquiring the remainder of these shares, thus eliminating the costs and administrative burden of Kinam separately complying with the reporting requirements of United States securities laws. We considered various alternatives to accomplish this objective and ultimately decided that a cash tender offer would be the preferred method, although we were not comfortable with proceeding with the tender offer with the cash resources then available to us. See the discussion under ALTERNATIVES TO THE OFFER below. In early January 2002, there was a strengthening in the price of gold and we began discussions with CIBC World Markets Inc. about the possibility of it underwriting a public offering of our common shares in Canada. CIBC indicated that it was willing to do so if gold prices remained firm and continued to improve.

At our board meeting held on January 21, 2002, management presented the concept of the proposed tender offer for the shares of the Kinam preferred stock not already owned by us, to be funded by an equity offering. The board discussed the potential cost of acquiring the Kinam preferred stock and the advisability of using the proceeds of an offering for this purpose. At this meeting a decision was made to explore the possibility of proceeding with a tender offer and to commence the steps necessary to prepare for a tender offer.

The board of directors of Kinam met immediately following our board meeting and appointed a special committee of Kinam board members, consisting of John Brough, John Huxley, and Cameron Mingay, to consider the fairness of the proposed tender offer to the non-affiliated holders of Kinam preferred stock. The board of directors of Kinam delegated to the special committee the sole authority to respond to the offer for shares of Kinam preferred stock and to recommend for, recommend against, or remain neutral and express no opinion with respect to whether the non-affiliated holders of the Kinam preferred stock should accept the offer and tender their shares pursuant to the offer. None of the members of the special committee are employees of Kinam or Kinross, but they all sit on the Kinross board and hold Kinross common shares and options to acquire Kinross common shares (in the aggregate, less than 1% of the outstanding Kinross common shares). In addition, Mr. Mingay is a partner in a law firm which provides legal services to Kinross and Kinam. The special committee discussed the appointment of Foley Hoag & Eliot LLP to act as counsel to the special committee and decided it was appropriate to meet with an investment banker with a view to considering the retention of such firm to assist the special committee in evaluating any offer that might be made by Kinross.

We signed a letter agreement on January 22, 2002, pursuant to which CIBC agreed, on behalf of a syndicate, to purchase 20,000,000 of our common shares at a price of CDN$1.35 per share in a registered public offering in Canada. We also granted the underwritering syndicate an option to acquire up to an additional 3,000,000 of our common shares at the same price. All of the 23,000,000 shares subject to the letter agreement were sold to the underwriting syndicate on February 12, 2002.

On January 23, 2002 the special committee retained Foley, Hoag & Eliot LLP as counsel to the special committee. On January 24, 2002, the special committee met with Raymond James and received a presentation respecting the qualifications of that firm and its experience. The special committee decided at that meeting that Raymond James should be appointed to consider the fairness, from a financial point of view, of the proposed offer. Counsel to the special committee and Raymond James then discussed with the special committee the potential tender offer and the process of evaluating the fairness of any offer that might be received.

On January 31, 2002, we provided a letter to Kinam indicating our intention to proceed with a tender offer for the Kinam preferred stock conditioned on the completion of the equity financing and a finding by both of our boards of directors that the offer would be fair to the non-affiliated holders of the Kinam preferred stock. In that letter, we indicated our intent to seek to acquire the Kinam preferred stock at a price of $14.00 per share. The special committee of Kinam met telephonically on January 31, 2002, to discuss our proposal and the status of the evaluation work being conducted by Raymond James.

Various discussions were held among the special committee members on February 1, 2, and 3, 2002, and, on February 2, 2002, Mr. Huxley proposed to Robert Buchan, the Chairman and Chief Executive Officer of Kinross, that Mr. Buchan consider increasing the price Kinross was prepared to pay from $14.00 per share to a higher amount. At a scheduled telephonic meeting of the special committee held on February 3, 2002, Raymond James reported on the analytical work and due diligence that it had conducted since the last meeting of the special committee and described the methodologies which it proposed to apply in establishing a range of fairness. After the meeting, the special committee contacted Mr. Buchan and formally requested that Kinross increase the price it was prepared to pay to $16.00 per share. Mr. Buchan agreed to such request and a letter to that effect was delivered to Kinam. On February 4, 2002, Kinross and Kinam issued press releases reflecting Kinross' intention, subject to the satisfaction of the conditions with respect to the successful completion of our financing and the determination of both boards of directors as to the fairness to the non-affiliated holders, to make a tender offer for the Kinam preferred stock at $16.00 per share.

On February 12, 2002, we closed our Canadian financing, resulting in net proceeds to us of approximately $18.5 million. The special committee met later that same day to further discuss the tender offer.

On February 13, 2002, Kinross held a meeting of its board of directors. Based on its analysis of the information provided to it by management, the fact that a special committee had been appointed by Kinam, the fact that the special committee had retained a financial advisor to render an opinion as to whether the tender offer was fair to the non-affiliated holders, the fact that the tender offer was subject to the determination by the Kinam special committee that such offer was fair to the non-affiliated holders, and other factors, our board of directors concluded that the proposed tender offer was fair to the non-affiliated holders of the Kinam preferred stock and authorized the commencement of the tender offer. See FAIRNESS OF THE OFFER.

The special committee met with Raymond James on February 14, 2002, at which time Raymond James presented its report to the special committee. Raymond James also delivered its oral opinion to the special committee, concluding that the proposed offering price to be received by the holders of shares of Kinam preferred stock pursuant to the offer was fair from a financial point of view to such holders and within the range of values that Raymond James had established for the Kinam preferred stock. After discussion, and based on the conclusion of Raymond James and other factors considered by the special committee, the special committee unanimously concluded that the proposed price of $16.00 per share was fair to the non-affiliated holders of the Kinam preferred stock. Since all of the members of the special committee were also directors of Kinross and hold common shares and options to acquire common shares of Kinross (in the aggregate, less than 1% of the outstanding common shares), and thus are not independent of Kinross, the special committee determined that it would be inappropriate for it to recommend either acceptance or rejection of the tender offer to the non-affiliated holders. The special committee therefore determined that it should remain neutral and did not recommend for, recommend against, or express an opinion with respect to whether the non-affiliated holders should accept the tender offer. See FAIRNESS OF THE OFFER.

RELATIONSHIPS BETWEEN KINROSS AND KINAM

We currently control the business, management, and direction of Kinam. All of the members of the board of directors of Kinam, including the members of the special committee, are directors or officers of Kinross. In addition, all of the executive officers of Kinam are executive officers of Kinross. Kinross pays the salaries of all of the executive officers and does not charge Kinam for the management services provided by our directors and officers.

We acquired control of Kinam on June 1, 1998, by completing a merger in which Kinam became a majority owned subsidiary of Kinross. Prior to the merger, Kinam was approximately 59% owned by Cyprus Amax Minerals Company. In the merger, each outstanding share of Kinam's common shares was exchanged for 0.8004 of a share of Kinross common shares. Immediately following the merger, we held all of the outstanding common shares of Kinam. We subsequently transferred ownership of such shares to the Purchaser, our wholly-owned subsidiary, which is currently Kinam's sole common shareholder.

In connection with the 1998 merger, we advanced $255.8 million to Kinam for repayment of Kinam's outstanding third-party bank debt. This debt was incurred prior to our acquisition of Kinam and was guaranteed by the former parent of Kinam, Cyprus Amax. The payment of the amount due to third-party banks and the release of the Cyprus Amax guaranty was a condition to the completion of our acquisition of Kinam.

During the balance of 1998, Kinam repaid $41.6 million of this obligation. In 1999, we advanced an additional $16.6 million to Kinam to permit it to purchase assets related to the True North property in Alaska. An additional $6.7 million was advanced by Kinross in 2000, and approximately $14.9 million in the first nine months of 2001, primarily for True North property development and to repay third-party long-term debt obligations of Kinam. Kinam has repaid a portion of the advances, resulting in a balance of $234.8 million owed to us on this obligation as of September 30, 2001. During the fourth quarter of 2001, this obligation was reduced by an additional $18 million, resulting in a balance of approximately $216.8 million as of December 31, 2000. These advances are non-interest bearing, are due on demand, and have no fixed terms of repayment.

Pursuant to the 1998 merger, we acquired a demand loan in the principal amount of $92.3 million from Cyprus Amax that was an obligation of Kinam. Again, we have not charged Kinam interest on this loan. Subsequent partial repayments reduced this demand loan payable to $73.6 million at December 31, 2000, and it has remained unchanged through December 31, 2001. The demand loan is non-interest bearing, due on demand, and does not have any fixed terms of repayment.

Effective January 1, 2001, we transferred all of the outstanding shares of La Teko Resources, Inc. to Kinam in exchange for the issuance of 100 shares of Kinam common shares. This transaction was recorded on the financial statements of Kinam at the carrying value of La Teko's assets at December 31, 2000, in the approximate amount of $36 million.

We have arranged for the issuance of letters of credit under a syndicated credit facility, to guarantee the obligations of Kinam under the Fort Knox Industrial Revenue Bonds, totaling $49.9 million as of December 31, 2001. The Kinam assets associated with Fort Knox are pledged to secure this syndicated credit facility. In addition, we have guaranteed surety bonds for Kinam on various projects in the aggregate principal amount of approximately $40 million.

Since we have not charged Kinam interest on the amounts due to us, or for the other financial assistance we have provided to Kinam, Kinam's losses were lower than they would have been if such debt had continued to be carried by third-party lenders and interest was charged. Nonetheless, Kinam has continued to incur operating losses in recent years and consequently is currently prohibited by Nevada corporate law from paying dividends on the Kinam preferred stock based on the book value of its assets and liabilities for financial reporting purposes. See HISTORY and TERMS OF THE KINAM PREFERRED STOCK. We would be entitled to be repaid the amounts due to us from Kinam on liquidation prior to the payment of the liquidation preference of the Kinam preferred stock. See TERMS OF THE KINAM PREFERRED STOCK.

We control the shareholder vote for all matters presented jointly to the common and preferred shareholders of Kinam and thus control the election of directors. After Kinam's failure to pay six consecutive quarterly dividend payments, which occurred November 15, 2001, the holders of the preferred stock, voting separately as an independent class, have the right to elect two directors to Kinam's board. However, since we hold 51.4% of the outstanding preferred stock, we also control this vote.

ALTERNATIVES TO THE OFFER

Kinross acquired all of the common stock of Kinam in 1998 and a majority of the outstanding shares of the Kinam preferred stock in July 2001. In September 2001, we began to consider a number of alternative transactions to complete the acquisition of the remaining preferred stock, including a merger between Kinam and a newly-created entity in which the non-affiliated holders of the Kinam preferred stock would receive stock or cash; amending the rights of the Kinam preferred stock to change the rate at which shares of the Kinam preferred stock could be converted into Kinross common shares; and structuring an exchange offer in which holders of shares of the Kinam preferred stock would receive common shares of Kinross. We were not interested in divesting ourselves of our ownership in Kinam and consequently did not consider the sale of Kinam or any other transaction as an alternative to acquiring the shares of Kinam preferred stock we did not own. We do not currently intend to sell our interest in Kinam in the foreseeable future.

Each of these alternatives, except potentially, the exchange offer, involved an obligation to file a proxy statement or to file and obtain the effectiveness of a registration statement under United States securities laws, potentially involving significant costs and time delays. The exchange offer would have been required to have been made subject to a registration statement or pursuant to an exemption from registration. The steps necessary to satisfy the exemption from registration were not considered attractive or consistent with Kinross' business objectives. Ultimately, we decided that a cash tender offer was the most efficient way to proceed with the acquisition of the shares of the Kinam preferred stock, once sufficient cash resources were available to us. We determined that the cash tender offer would be preferable because it would avoid the costs and delays associated with the filing and review by the Securities and Exchange Commission of a registration statement or proxy statement; the cash tender offer would eliminate the risk of changing stock prices which would be present in any transaction in which the preferred holders would receive our common shares; and a tender offer would provide the preferred shareholders with an opportunity to liquidate their shares on a basis that could be easily evaluated.

A tender offer, however, does carry risk for shareholders that do not tender their shares in that such shareholders could be left with illiquid securities. Kinross intends to pursue a merger after completion of the tender offer that will result in all remaining non-affiliated holders of the Kinam preferred stock receiving cash for their shares of Kinam preferred stock, but there is no guarantee that such a transaction will be completed at a particular price per share or at all. See CONSEQUENCES OF THE TENDER OFFER below.

In January 2002, as a result of increasing gold prices, we were able to take advantage of the short form registration procedures available under Canadian securities laws to large public companies and commenced a public equity financing in Canada. Completion of this financing gave us the capital resources necessary, on a consolidated basis, to proceed with an offer to purchase the Kinam preferred stock.

REASONS FOR AND PURPOSES OF THE TENDER OFFER

Kinross believes that the public trading market for the shares of Kinam stock has been and will continue to be characterized by low prices and low trading volume. As a result of the limited trading volume, significant changes in the trading price can occur with very little market activity. This may make it difficult for holders of any significant amount of Kinam preferred stock to sell their stock at the prices reported by the American Stock Exchange. For these reasons, and because of the factors described below, Kinross is making this tender offer to provide the holders of shares of Kinam preferred stock, other than Kinross, with liquidity for their shares at a price that the special committee has determined to be fair to the non-affiliated holders. As discussed above under the caption BACKGROUND OF THE TENDER OFFER, we decided to proceed with the tender offer at this time as a result of the completion of a public offering of our common shares in Canada on February 12, 2002, that resulted in net proceeds to us of approximately $18.5 million.

The following are some of Kinross' reasons and purposes for making the tender offer: (i) strengthen our consolidated balance sheet and future results of operations; (ii) acquire all of the shares of Kinam preferred stock, making Kinam a wholly-owned subsidiary; and (iii) to save costs by terminating the reporting obligations of Kinam under the Exchange Act. Each of these reasons and the effect of the tender offer on Kinross are further discussed below. The effects of the tender offer on Kinam and non-affiliated holders of Kinam preferred shares are discussed under CONSEQUENCES OF THE TENDER OFFER below.

STRENGTHEN BALANCE SHEET AND FUTURE RESULTS OF OPERATIONS


One hundred percent of the results of operations and net book value of Kinam are reflected in our consolidated financial statements, adjusted to conform with Canadian Generally Accepted Accounting Principles, and adjusted to eliminate the inter-corporate demand loan and advances due to us. The Kinam preferred stock held by non-affiliates is reflected as minority interest on our balance sheet at a value of $48 million as of December 31, 2001 and is increased quarterly by the accrual of dividends on the Kinam preferred stock held by non-affiliated holders. If we acquire all or a portion of the preferred stock from the non-affiliated holders pursuant to this tender offer, the only change that will occur to our balance sheet is the elimination of all or a portion of the $48 million minority interest and the reduction of the carrying value of certain property, plant, and equipment on the consolidated balance sheet by the difference between the book value and the purchase price of the Kinam preferred stock acquired by us. In addition, our future earnings would improve as a result of lower future depreciation, depletion and amortization accruing on the lower depreciable basis and the elimination of dividends accruing on the Kinam preferred stock held by the non-affiliated holders in the annual amount of approximately $3.4 million if all of the Kinam preferred stock is acquired by us.


WHOLLY-OWNED SUBSIDIARY

Making Kinam a wholly-owned subsidiary will decrease the costs of maintaining and auditing separate financial statements for Kinam and eliminate the costs of holding separate shareholder meetings. It will permit us to take any required action by written consent as the sole shareholder of Kinam, without any notice or information requirements to minority shareholders. In addition, it will permit us to structure the financial and business relationships between Kinam and Kinross without regard to the potential impact on minority shareholders.

SAVE REPORTING COSTS

As a publicly-held company, Kinam is subject to the information requirements of the Exchange Act. This requires the annual audit of Kinam's financial statements and the preparation and filing of quarterly reports and annual reports to shareholders and the investment community in the United States. In addition, Kinam is required to prepare and file proxy solicitation materials or shareholder information statements and interim reports with respect to certain material developments. Termination of Kinam's reporting obligations under the Exchange Act would result in the elimination of the costs, and management time and effort, associated with these requirements.

CONSEQUENCES OF THE TENDER OFFER

As set forth above, the intent of the tender offer is to make Kinam a wholly-owned subsidiary, thereby terminating Kinam's reporting obligations as a publicly-held company. It is anticipated that on completion of the offer, Kinam will delist its preferred stock from the American Stock Exchange and terminate the registration of the Kinam preferred stock under the Exchange Act. As a consequence, Kinam would no longer be subject to the reporting and other requirements of the Exchange Act, including requirements to file annual and other periodic reports, to provide proxy and information statements to shareholders in connection with annual or special meetings of shareholders, or to provide the type of going-private disclosure contained in this offer to purchase.

Holders of Kinam preferred stock who do not tender their shares prior to the expiration date would continue as shareholders of Kinam. In the event that we do not acquire all of the shares of the Kinam preferred stock, Kinross proposes to complete a merger or recapitalization, in which any remaining non-affiliated holders would receive cash for their shares of preferred stock. However, we are under no obligation to do so and may permit such shareholders to retain their shares of Kinam preferred stock and remain minority shareholders in Kinam.


Holders, who do tender their shares of Kinam preferred stock will no longer participate as equity holders in the business and prospects of Kinam. These holders will be exchanging their rights represented by the Kinam preferred stock for the right to receive cash in the amount of $16.00 per share.

We intend to hold the shares acquired in the offer. If we acquire all of the remaining 894,600 shares of Kinam preferred stock that we do not already own, through this tender offer or otherwise, we will determine at that time whether to retire, cancel or continue to hold the shares. At this time, Kinross has no intention or plan to cause any of the shares acquired in the offer to be redeemed by Kinam. The completion of the tender offer will not affect the capitalization or financial statements of Kinam. See PLANS OF KINAM AND KINROSS AFTER THE TENDER OFFER. At the time of this offer, we own 51.4% of the outstanding shares of Kinam preferred stock. If we acquire a sufficient number of shares to give us control of 66.67% of the Kinam preferred stock, we will have the necessary vote to control all matters submitted to a vote of the Kinam preferred stock, whether or not the preferred stock votes with the Kinam common shares or separately as an independent class.

TERMS OF THE KINAM PREFERRED STOCK

The Kinam preferred stock is governed by the designation establishing the preferred stock under Kinam's articles of incorporation. The designation establishes a class of 1,840,000 shares, par value $1.00 per share, of $3.75 Series B Convertible Stock. Holders of the preferred stock are entitled to receive dividends "when, as, and if declared" by the board of directors of Kinam at an annual rate of $3.75 per share. Those dividends must be paid prior to the payment of any dividends with respect to a junior stock, including the common shares. The dividends are cumulative. However, there is no obligation requiring the board of directors to declare dividends. In addition, under Nevada corporate law, Kinam is prohibited from paying dividends if its total assets are less than its total liabilities. Based on its financial statements, Kinam's total liabilities exceeded its total assets by $81.3 million as of September 30, 2001. Consequently, Kinam currently is prohibited from paying dividends on the preferred stock, unless it otherwise concludes that the current fair value of its assets, less the amount of the proposed dividend, would exceed its liabilities. To the extent that excess funds that might be used to pay dividends become available in the future, the board of directors of Kinam would decide whether to use these funds to pay a dividend to the holders of the Kinam preferred stock, to invest them in the further growth of the business, including the development, exploration, and/or acquisition of mining properties, or to use the funds to reduce the debt of Kinam, including its obligations to us. There can be no assurance that any such funds would be used for the payment of dividends.

Subsequent to November 15, 2001, when six consecutive quarterly dividend payments had not been paid by Kinam, the holders of the preferred stock, as a group, have had the right to elect two board members to the board of directors of Kinam. However, as a result of our ownership of a majority of the outstanding Kinam preferred stock, we are able to control the election of these directors.

Since the date of our acquisition of Kinam in 1998, the Kinam preferred stock has been convertible into our common shares at a current rate of 4.8512 of our common shares for each share of Kinam preferred stock. This conversion can be made at the election of the holders of the Kinam preferred shares. The conversion ratio is subject to adjustment in the event of certain recapitalization events in Kinross, which we do not currently anticipate will occur.

Kinam has the right, but not the obligation, to redeem outstanding shares of Kinam preferred stock. This redemption right could currently be exercised for $51.125 per share, which will decrease to $50.75 on August 15, 2002, $50.375 on August 15, 2003, and then to $50.00 per share on August 15, 2004, and thereafter plus, in each case, accrued and unpaid dividends. It is not anticipated that Kinam will exercise this redemption right.

The preferred stock has a liquidation preference of $50.00 per share. This preference would be paid prior to any amounts being distributed to holders of junior stock, including the common shares. However, the preference would only be paid after satisfaction of all of the debts of Kinam, including the payment of the obligations to Kinross. As of September 30, 2001, our liabilities exceeded our assets, for financial reporting purposes, by $81.3 million. It is not anticipated that Kinam will be liquidated and there is no obligation to do so.

The holders of the shares of the Kinam preferred stock are entitled to 1.4 votes per share. The preferred stock votes together with the common shares as a single class, unless otherwise specifically provided in the designation or as may be required by Nevada corporate law. The designation grants separate class voting rights to the preferred stock if Kinam proposes to amend its articles of incorporation so as to adversely affect the rights of the holders of the preferred stock; to authorize or issue a class of stock senior to the preferred stock; or to reclassify the preferred stock. Any of the foregoing would require approval of the holders of at least 66-2/3% of the outstanding preferred stock.

FAIRNESS OF THE OFFER


Both the board of directors of Kinross and the special committee of Kinam unanimously determined that the offer to purchase the Kinam preferred stock from the non-affiliated holders for $16.00 per share is fair to the non-affiliated holders. However, an unaffiliated representative to act solely on behalf of the non-affiliated holders was not retained to participate in the negotiations of the terms of the offer and the tender offer is not subject to approval by the majority of the non-affiliated holders. Holders who accept the tender offer will be exchanging their rights represented by the Kinam preferred stock for cash in the amount of $16.00 per share. Thereafter, they will not participate as equity holders in the business and prospects of Kinam.

The board of directors of Kinam appointed the special committee to review the fairness of the offer to the non-affiliated holders. The members of this special committee are not employees of either Kinam or Kinross but are directors of Kinross and hold equity positions in Kinross, in the aggregate totaling less than 1% of the issued and outstanding Kinross common shares. In addition, one of the members of the special committee, Mr. Mingay, is a partner in a law firm that provides legal services to both Kinam and Kinross. The special committee retained independent counsel to advise it and Raymond James to provide an opinion regarding the fairness, from a financial point of view, of the offer. Based on the appointment of the special committee consisting exclusively of non-employee members, the retention by that committee of independent legal counsel to advise it regarding its duties, the opinion provided to the special committee by Raymond James as to the fairness, from a financial point of view, of the price offered by Kinross in the tender offer, and a number of other factors, the special committee unanimously concluded that the terms of the offer were fair to the non-affiliated holders.


Each of the members of the special committee is a director of Kinross and holds an equity position in Kinross and, consequently, is not independent from the Kinross tender offer. As a result of this lack of independence, the special committee did not deem it appropriate for it to make a recommendation with respect to whether the non-affiliated holders should accept or reject the tender offer. The special committee therefore determined that it should remain neutral and did not recommend for, recommend against, or express an opinion with respect to whether the non-affiliated holders should accept the tender offer. Each holder of Kinam preferred stock should independently decide, based on the information in this offer to purchase, the information about Kinam and Kinross that is publicly available, and any other factors deemed relevant by the holder, whether or not it is in such holder's best interests to accept or reject the tender offer.

The factors considered by the special committee in arriving at its decisions with respect to fairness and whether or not to recommend acceptance of the tender offer are described herein and in Kinam's Solicitation/Recommendation Statement on Schedule 14D-9 which is being furnished to the non-affiliated holders with this offer to purchase. Also included with the Solicitation/Recommendation Statement is the opinion of Raymond James. You should read the Solicitation/Recommendation Statement and opinion carefully.

In reaching the determination that the tender offer was fair to the non-affiliated holders, the special committee considered, among other matters, the following items:

     o That Raymond James, an independent financial advisor, provided a fairness opinion to the special committee of Kinam directors, which opinion concluded, as of February 14, 2002, based upon and subject to the various considerations set forth in its opinion, that the $16.00 per share offer price is fair, from a financial point of view, to the holders of the Kinam preferred stock;


     o The financial analysis of Raymond James contained in the report delivered to the special committee by Raymond James in connection with its fairness opinion, including its determination that the net asset value of Kinam ranged from a negative $116 million to a negative $73.3 million so that the holders of Kinam preferred stock would not receive anything upon liquidation of Kinam;


     o The fact that Kinross' offering price represents a premium of 71.4% above the average closing price for the Kinam preferred stock of $9.337 for the 30 trading days prior to the first announcement regarding Kinross' consideration of the tender offer at a potential price of $16.00 per share;

     o The fact that the historical trading volume for the Kinam preferred stock has been limited and that the trading market is illiquid, which may cause isolated transactions in the stock to have a significant impact on the trading price and which may make it difficult for holders of a substantial amount of preferred stock to sell their securities at prices reported by the American Stock Exchange;

     o The current conversion rate of the Kinam preferred stock under the Kinam articles of incorporation of 4.8512 common shares of Kinross for each share of Kinam preferred stock and the recent trading prices of the Kinross common shares;

     o The fact that Kinam's financial statements, as of September 30, 2001, reflect that its liabilities exceed its assets by $81.3 million, and that Nevada corporate laws prohibit the payment of dividends by a corporation if, after payment of the dividend, its liabilities would exceed the value of its assets;

     o The fact that Kinam suffered net losses of $53.2 million and $112.7 million for the years ended December 31, 2000 and 1999, respectively, and $12.8 million for the nine months ended September 30, 2001, even though it was not paying interest on its obligations to Kinross or paying for the management services provided by Kinross;

     o The significant obligation of Kinam to Kinross in the amount of approximately $290 million at December 31, 2001;

     o The rights and preferences of the Kinam preferred stock, as set forth in the articles of incorporation of Kinam, including the dividend and liquidation preferences, voting rights, conversion rights, and the redemption provisions;


     o The fact that the liquidation preference set forth in the Kinam preferred stock designation would be subject to the payment of all of the other liabilities and obligations of Kinam, the financial statements of Kinam reflected a negative net asset value of $81.3 million, and the net asset value of Kinam determined by Raymond James ranged from a negative $116 million to a negative $73.3 million so that the holders of Kinam preferred stock would not receive any payment on the liquidation preference held by them in the event of the liquidation of Kinam;


     o The fact that no provision in the Kinam preferred stock designation obligates Kinross to repurchase or redeem the shares of Kinam preferred stock or to liquidate Kinam at any set time in the future; and

     o The future business prospects of Kinam and the gold market in general, including Kinam's operations and assets and their relationship to the price of gold.

In coming to its conclusion that the offer is fair to the non-affiliated holders, the special committee of Kinam directors also considered the following negative factors:


     o The fact that Kinross acquired the shares of Kinam preferred stock that it now holds in July 2001 in exchange for Kinross common shares which were valued at more than the $16.00 price per share offered in the tender offer. The special committee recognized that the stock acquired in July of 2001 was acquired for Kinross common shares, rather than cash, and that the acquisition price was recorded for financial reporting purposes at a price higher than that used by Kinross for negotiating purposes, solely as a result of the increase in the trading price of Kinross common shares during the negotiations and consummation of the transaction. Kinross had used the trading range of the Kinross common stock in the last quarter of 2000 and the first quarter of 2001, when closing prices for the Kinross common stock ranged from $0.406 to $0.75, with most closing prices between $0.50 and $0.60, in negotiating the number of shares of Kinross common stock to be issued. The transaction was recorded for financial reporting purposes at $0.96 per share, the closing price on the date it was announced, June 12, 2001. This amount was higher than the assumed value during negotiations and resulted in a value on the transaction for financial reporting purposes of $25.80 per Kinam preferred share. One week later Kinam closed two other purchases that were valued for financial reporting purposes at $18.29 per share of Kinam preferred stock. See THE OFFER--TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES;

     o The fact that shareholders who tender their shares, or who receive cash in exchange for their shares in any merger following the tender offer, will no longer be holders of the Kinam preferred stock and, therefore, will not participate in any future earnings or growth of Kinam that may otherwise positively affect the value of the Kinam preferred stock, to the extent any occurs;


     o The fact that the special committee of Kinam directors that was formed for the purpose of independently analyzing the fairness of the Kinross tender offer are all also directors and equity holders of Kinross and thus subject to conflicts of interest with respect to their recommendation and findings related to the Kinross offer; and

     o The fact that, since Kinross owns 100% of the outstanding common shares and over 50% of the outstanding preferred shares of Kinam, no third-party would be likely to make any bid for the publicly-held shares of Kinam preferred stock and, consequently, there can be no "market check" on the transaction by someone making a competing bid.


Raymond James performed an analysis of Kinam's net asset value based on discounted cash flows. This analysis reflects the going concern value of Kinam. Raymond James concluded that Kinam's net asset value ranged from a negative $116 million to a negative $73.3 million, giving the preferred stock no value under this analysis. See FAIRNESS OPINION OF RAYMOND JAMES; DISCOUNTED CASH FLOW ANALYSIS. Neither Raymond James nor the special committee formally analyzed the liquidation value of Kinam, since the net asset value analysis indicated that the preferred stock had insufficient asset coverage for a liquidation analysis to be meaningful. The liquidation of mines and mining equipment is difficult, particularly in a liquidation in which the sale of the assets is made under distressed circumstances. In addition, Based on the financial statements of Kinam as of September 30, 2001, which reflect the assets and liabilities of Kinam on a historical cost basis adjusted for amortization, depreciation and depletion, the holders of the preferred shares would not be entitled to any payment on liquidation of Kinam since its assets were $81.3 million less than its liabilities. Finally, the liquidation of Kinam was not considered as an alternative to the tender offer and there is no obligation or plans to liquidate Kinam. As set forth above, based on either the financial statements or the net asset value analysis performed by Raymond James, there would not be sufficient assets to pay any amount to the holders of the Kinam preferred stock on a going concern basis or in a liquidation.


After considering the factors described above, the Kinam special committee unanimously concluded that the offer is fair to the non-affiliated holders of Kinam preferred stock. The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but is believed to include all material factors considered by the special committee. In reaching its conclusion, the special committee did not assign any relative or specific weight to individual factors, and individual members of the special committee may have given differing weights to different factors. The determination by the special committee does not purport to be the only conclusion possible. In the final analysis, the adequacy, fairness, and acceptability of the tender offer is for each non-affiliated holder to decide in the manner that each holder deems best.

The board of directors of Kinross considered, among other matters, the following factors in reaching its conclusion that the tender offer is fair to the holders of the Kinam preferred stock other than Kinross:

     o The fact that Kinross' offering price represents a premium of 74.1% above the average trading price for the Kinam preferred stock of $9.337 for the 30 trading days prior to the first announcement regarding Kinross' consideration of the tender offer at a potential price of $16.00 per share;

     o The fact that the historical trading volume for the Kinam preferred stock has been limited and that the trading market is illiquid, which may cause isolated trading transactions in the stock to have a significant impact on the trading price and which may make it difficult for holders of a substantial amount of preferred stock to sell their securities at prices reported by the American Stock Exchange on which the Kinam preferred stock is traded;

     o Management's belief that, at $300.00 spot gold prices, Kinam would not be in a position to declare dividends for the foreseeable future;

     o The fact that Kinam's financial statements as of September 30, 2001, reflect that its liabilities exceed its assets by $81.3 million and that Nevada corporate laws prohibit the payment of dividends by a corporation if, after payment of the dividend, its liabilities would exceed the value of its assets;

     o The fact that each share of Kinam preferred stock is currently convertible into 4.8512 common shares of Kinross and that the closing price of the Kinross common shares on the American Stock Exchange was $1.06 per share on February 11, 2002;

     o The fact that the terms of the acquisition of Kinam preferred stock from the Franklin Funds that was completed in July 2001 were established only after extended and acrimonious negotiations with the Franklin Funds in which litigation was threatened; was payable in Kinross common shares rather than cash; and was based on an internal calculation by management of approximately $16.50 per share that, as a result of the increase in the trading price of Kinross common shares between the time of negotiations and the closing, was attributed a value on Kinross' financial statements of $25.80 per share;


     o The fact that the negotiations with Capital Pro International and the Tell Fund to acquire Kinam preferred stock held by them was negotiated based on an internal calculation by management of $17.74 per share that, as a result of an increase in the market value of the Kinross common shares, was attributed a value on the financial statements of $18.29 per share, again as a result of an increase in the market value of the Kinross common shares;


     o That a special committee of non-management directors was appointed by Kinam to consider the tender offer from the point of view of the non-affiliated holders;

     o That the special committee of Kinam directors retained independent financial and legal advisors to assist it in considering the Kinross tender offer and making its determinations with respect thereto; and

     o The fact that the tender offer was subject to the determination of the Kinam special committee that such offer was fair to the non-affiliated holders.

After considering the foregoing factors, the Kinross board of directors unanimously concluded that the tender offer was fair to the holders of Kinam preferred stock. However, each holder of Kinam preferred stock should carefully consider the information contained in this offer to purchase, the information about Kinross and Kinam that is publicly available, and any other factors the holder deems material before deciding to accept or reject the tender offer.

The foregoing list of factors considered by the Kinross board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the board. In reaching its conclusion, the board of directors did not assign any relative or specific weight to the individual factors, and different factors may have been given different weight by the directors. Based on its conclusion, the board of directors of Kinross instructed the Purchaser to proceed with the tender offer, and the tender offer was not separately considered by the board of directors of the Purchaser. Each of the directors and officers of the Purchaser is also a director or officer of Kinross.

No arrangements have been made to grant the non-affiliated holders of the Kinam preferred stock access to the corporate files of Kinross or Kinam or to obtain counsel or appraisal services at the expense of Kinross or Kinam.

INTERESTS OF KINROSS IN THE OFFER

Since Kinross controls Kinam, the financial results of both businesses are reported on a consolidated basis. The Kinam preferred stock is currently reflected as a minority interest liability on our balance sheet at a value of $48 million. The acquisition of the Kinam preferred stock that we do not currently own will eliminate this liability and, to the extent that the acquisition cost of the Kinam preferred stock is less than the carrying value of such stock on our balance sheet, the difference will be used to reduce the carrying value of certain property, plant, and equipment on Kinross' consolidated balance sheet. This will reduce the future amortization, depletion, and depreciation charges associated with these assets. In addition, we will no longer be required to reflect the dividends accrued on the Kinam preferred stock as an expense, thereby increasing the earnings, if any, we can report in the future.

We have historically advanced funds to Kinam to pay for expenses and obligations that are not otherwise covered by Kinam's cash from operations. We have not charged Kinam interest on these advances. In addition, we have not charged Kinam a management fee for the services provided to Kinam by our officers. Consequently, we have indirectly borne the burden of the costs and management time spent in preparing and filing periodic reports of Kinam pursuant to the Exchange Act. If Kinam terminates its obligation to file reports under the United States securities laws, we would save the costs associated with these filings, including the preparation and audit of separate financial statements for Kinam. All of the foregoing benefit Kinross and are not necessarily beneficial from the point of view of the non-affiliated holders.

FAIRNESS OPINION OF RAYMOND JAMES

The special committee retained Raymond James to provide it with a fairness opinion in connection with the tender offer. Raymond James was selected to act as the special committee's financial advisor based on Raymond James' qualifications, expertise, and reputation. At the meeting of the special committee on February 14, 2002, Raymond James rendered to the special committee of the Kinam board of directors its oral opinion, subsequently confirmed in writing, that as of that date, and subject to and based on the various considerations set forth in its opinion, the price to be received by the holders of Kinam preferred stock pursuant to the tender offer was fair from a financial point of view to the holders of shares of preferred stock and that the $16.00 offer fell within the valuation range for the Kinam preferred stock established by Raymond James.

THE FULL TEXT OF RAYMOND JAMES' WRITTEN OPINION AND REPORT TO THE SPECIAL COMMITTEE, DATED AS OF FEBRUARY 14, 2002, WHICH SET FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY RAYMOND JAMES IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBITS (a)(2)(A) AND (a)(2)(B) TO THE SCHEDULE TO FILED BY KINROSS AND THE PURCHASER WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE OPINION OF RAYMOND JAMES IS INCLUDED WITH THIS OFFER. COPIES OF THE OPINION AND REPORT ARE AVAILABLE FOR INSPECTION AND COPYING BY HOLDERS OF KINAM PREFERRED STOCK OR THEIR PROPERLY DESIGNATED REPRESENTATIVES AT OUR PRINCIPAL BUSINESS OFFICES, 52ND FLOOR, SCOTIA PLAZA, 40 KING STREET WEST, TORONTO, ONTARIO M5H 3Y2, CANADA, DURING REGULAR BUSINESS HOURS. RAYMOND JAMES' OPINION IS DIRECTED TO THE SPECIAL COMMITTEE OF THE KINAM DIRECTORS, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE TENDER OFFER, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE TENDER OFFER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF THE SHARES OF PREFERRED STOCK TO TENDER SHARES PURSUANT TO THE TENDER OFFER. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION AND THE REPORT.

In connection with rendering its opinion, Raymond James, among other things:

     o reviewed certain publicly available financial statements and other information of Kinross and Kinam, respectively;

     o reviewed certain internal information, including life of mine analyses for Kinross and Kinam, respectively;

     o reviewed the trading activity and prices for the Kinam preferred stock and the common shares of Kinross;

     o compared the trading activity and price of the Kinam preferred stock and the common shares of Kinross with other publicly-traded companies comparable to Kinam and Kinross;

     o reviewed certain gold industry reports and certain research reports published by United States and Canadian investment banks on Kinross and other gold producers;

     o    reviewed the articles of incorporation of Kinam;

     o reviewed the past, current, and anticipated financial returns of the Kinam preferred stock under different gold price scenarios;

     o reviewed the financial terms, to the extent publicly available, of certain similar tender offers;

     o discussed the strategic and financial considerations for the tender offer with the management of Kinross and the special committee of Kinam directors;

     o discussed the current and prospective business outlook of Kinross and Kinam with the management of Kinross and Kinam, respectively;

     o reviewed correspondence from counsel for the Franklin Funds relating to its negotiations with the management of Kinross over the sale of its shares of the preferred stock;

     o    held discussions with the auditors of Kinam and Kinross;

     o    held discussions with the legal advisors of Kinross and Kinam; and

     o performed such other analyses and considered such other factors as it deemed appropriate.

In rendering its opinion, Raymond James assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion, including, without limitation, any information obtained in the context of the actions outlined above and any information provided by Kinross or Kinam and their legal or accounting advisors. With respect to the internal information, Raymond James assumed that it was reasonably prepared and reflected the best currently available estimates and judgments of the future performance of Kinam and Kinross, respectively. Raymond James did not make any independent valuation or appraisal of the assets or liabilities of Kinam or Kinross; nor was it furnished with any such appraisals. The opinion of Raymond James is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of February 14, 2002.

The following is a brief summary of the material financial analyses performed by Raymond James in connection with its oral opinion and the preparation of its written opinion dated February 14, 2002.

In analyzing the value of the Kinam preferred stock, Raymond James reviewed the prices paid for shares of the Kinam preferred stock in prior transactions, assessed the current and future financial performance of Kinam through the discounted cash flow method, compared the preferred stock to similarly rated publicly-traded securities with and without conversion features and reviewed several "going private" transactions. Similar valuation techniques were applied to Kinross, including a peer analysis of a group of senior and intermediate gold producers. The discounted cash flow analyses were conducted at discount rates of 5% and 10% and at various price levels for gold from $275.00 per ounce to $325.00 per ounce. Historical trading prices from the initial offering of the Kinam preferred stock to the current date were reviewed, as were prices for the Kinross common shares over the past five years.

Raymond James reviewed the Articles of Incorporation of Kinam and conducted a financial review of Kinam, including common tests to determine the adequacy of dividend coverage and book value per share reserves. As the Kinam preferred stock is a hybrid instrument, Raymond James disaggregated it into its component pieces and compared such pieces on a number of measures to other similarly rated instruments and to the tender offer price.

PRECEDENT TRANSACTIONS ANALYSIS

No transaction utilized for comparative purposes is identical to the currently contemplated transaction. A review of "going private" transactions under Rule 13E-3 was conducted to assess the level of premiums paid to minority shareholders. While these transactions were not identical to the transaction in question, the premiums offered to holders of Kinam preferred stock are significantly higher on average than those offered to minority shareholders in several of the precedent transactions examined. In order to assess the en-bloc value of the common shares of Kinross to be received upon conversion of the Kinam preferred stock, Raymond James also reviewed recent merger and acquisition transactions in the mining industry, based upon value benchmarks implied by price to cash flow ratios. Raymond James believes that a range of price to cash flow ratios for Kinross' common shares on an en bloc basis implied by a price range of $15.00 to $18.00 per share of Kinam preferred stock is fair based on the life of Kinross' mine reserves and the cost of its operations relative to other producers in the industry.

PRIOR PURCHASE ANALYSIS

Raymond James reviewed the terms of the purchase by Kinross of Kinam preferred stock from certain of Kinam's preferred shareholders in July 2001. The sellers in these transactions - the Franklin Funds, Capital Pro International, Inc. and The Tell Fund - received consideration that was different from and valued higher than the current tender offer price. Raymond James noted differences between those sales and the tender offer which may account for the price differential; namely the difference in the form of consideration, the apparent absence in the earlier sales of any formal attempt to value the Kinam preferred stock and the nature of the negotiations, including threatened litigation in the negotiations with the Franklin Funds.

INTRINSIC VALUE ANALYSIS

Raymond James analyzed the market price of Kinam and other D-rated preferred shares in comparison with their intrinsic value, which is defined as the value of accrued dividends plus the value of the underlying Kinross common shares that would be received upon conversion. Since the announcement of the suspension of dividends on the preferred stock in July 2000, the premium of preferred stock price to intrinsic value has declined steadily. Raymond James calculated that other D-rated preferred shares are trading at a 31.4% discount to intrinsic value. A price range of $15.00 to $18.00 per share of Kinam preferred stock represents premiums of 27.7% to 53.2% to intrinsic value.

CONVERTIBLE ANALYSIS--METHOD 1

As the Kinam preferred stock is a hybrid instrument, Raymond James disaggregated it into its component pieces of a fixed income security and an option and compared these on a number of measures to other similarly rated instruments and to the tender offer price. This analysis showed that:

     o other D-rated preferred shares are trading at dividend yields of 63.5% and net dividend yields (after adjusting for option value) in excess of 100%; and

     o Economic value is defined as the sum of implied fixed income value of the shares at a given net dividend yield level plus the option value. A price range of $15.00 to $18.00 at an implied net dividend yield of 50% represents a premium to economic value of 39% to 69%. Applying higher net dividend yields that are more consistent with market comparables as described above would imply a greater premium to economic value for the Kinam preferred stock.

CONVERTIBLE ANALYSIS--METHOD 2

Raymond James also compared the market conversion price of D-rated convertible preferred shares to the price of the underlying common stock in order to calculate their conversion premiums. Market conversion price is defined as the market price of the preferred stock divided by its conversion ratio. Other D-rated convertible preferred shares are currently trading at average conversion premiums of 88%. A price range of $15.00 to $18.00 per share of Kinam preferred stock represents conversion premiums of 189% to 247% to the price of Kinross' common shares.

CONVERTIBLE ANALYSIS--METHOD 3

Raymond James compared a price range of $15.00 to $18.00 for the Kinam preferred stock to the sum of the accrued dividends and the Black Scholes option value implicit in the Kinam preferred stock. Raymond James then compared this relationship to similar ratios for the group of D-rated convertible preferred shares. Raymond James' calculations illustrated that other D-rated convertible preferred shares are trading at, on average, a 22% discount to their combined option value and accrued dividend value. In comparison, a price range of $15.00 to $18.00 per share of Kinam preferred stock represents premiums of 52% to 85% to the combined value of the accrued dividends of the Kinam preferred stock and its implicit option value.

DISCOUNTED CASH FLOW ANALYSIS


Raymond James also conducted a discounted cash flow analysis, representing the going concern value of Kinam, using a range of assumptions regarding the price of gold to calculate the net asset values of Kinam. Assuming a 5% discount rate, Raymond James estimated the net asset value of Kinam to be approximately negative $99 million, where the price of gold is $300.00 per ounce in 2002, increasing to $325.00 in 2005; negative $73 million, where the price of gold is $325.00 per ounce for the entire life of the mine; and negative $116 million, where the price of gold is $300.00 per ounce in 2002, increasing to $315.00 in 2004.


Raymond James performed a similar analysis for Kinross. See COMPARABLE COMPANY ANALYSIS BELOW.

TRADING VALUE ANALYSIS

Raymond James reviewed the historical trading prices of the Kinam preferred stock during the past year. Based on the closing price of the Kinam preferred stock on February 1, 2002, the last day of trading prior to the Kinam Board's announcement of the consideration of a possible offer, a $15.00 to $18.00 price range represents a 4.5% discount to a 14.7% premium. Based on the average trading price for the 30 calendar day period prior to February 4, 2002, a $15.00 to $18.00 price range represents premiums of 47.6% and 77.2%, respectively. Based on the average trading price during the 365-day period prior to February 4, 2002, a $15.00 to $18.00 price range per share represents premiums of 67.9% and 101.6%, respectively.

COMPARABLE COMPANY ANALYSIS

Holders of Kinam preferred stock are entitled to receive 4.8512 Kinross common shares upon conversion of each share of Kinam preferred stock. Raymond James analyzed the valuation of the underlying Kinross common shares to comparable companies using industry benchmarks. Raymond James compared the effective price to net asset value (P/NAV) ratio implied by a $15.00 to $18.00 price range to industry averages, using a variety of net asset value estimates published by industry research analysts on Kinross and on the industry. Raymond James concluded that the $15.00 to $18.00 price range implies effective P/NAV ratios that are at a premium to the average industry P/NAV ratios and Kinross' current P/NAV ratio.

Raymond James also calculated the effective price to cash flow ratio of each Kinross common share to be received by a holder of Kinam preferred stock on conversion for a price range of $15.00 to $18.00. A price range of $15.00 to $18.00 per share implies price to 2002 cash flow ratios of 8.3x to 11.2x compared to current industry average of 9.4x and Kinross' price to 2002 cash flow ratio of 5.0x. A price range of $15.00 to $18.00 implies price to 2003 cash flow ratios of 13.4x to 18.1x compared to an industry average of 10.9x and Kinross' price to 2003 cash flow ratio of 8.1x.

In addition, Raymond James conducted additional tests to determine the value of the preferred stock, including, but not limited to, reviews of the adequacy of preferred dividend coverage, Kinam's record of dividend payments, equity (or book value) of the preferred stock, and independent credit assessments. Raymond James also analyzed the historical trading value of the preferred stock, standing alone and as compared to other comparably rated securities. As a result of the capital deficiency of Kinam, as confirmed by the results of the discounted flow analysis, the preferred stock currently possesses insufficient asset coverage for a liquidation analysis to be meaningful.

Based upon and subject to the analysis summarized above and certain other qualifications, Raymond James opined on February 14, 2002, that the price to be received by the holders of shares of Kinam preferred stock pursuant to the tender offer was fair from a financial point of view to such holders and within the range of value that it provided in its oral report on February 14, 2002.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Raymond James considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Raymond James has informed the Kinam special committee of its belief that selecting any portion of its analyses or factors considered by it, without considering all analyses and factors as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the results from any particular analysis described above should therefore not be taken to be Raymond James' view of the actual value of the preferred stock. Raymond James did not draw any conclusion as to any particular analysis, but considered all of its analyses as an entirety in reaching its conclusion as to fairness from a financial point of view.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kinam or Kinross. Any estimates contained in Raymond James' analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses were prepared solely as part of Raymond James' analysis of the fairness from a financial point of view of the tender offer, and were conducted in connection with the delivery by Raymond James of its opinion dated February 14, 2002 to the Kinam special committee. The analyses do not purport to be appraisals or to reflect the prices at which the preferred stock actually may be valued or the prices at which the preferred stock may actually trade in the marketplace. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

In addition, as described above, Raymond James' opinion and presentation to the special committee of the Kinam directors was one of many factors taken into consideration by the special committee in making its determination that the tender offer was fair to the non-affiliated holders. Consequently, the Raymond James analyses as described above should not be viewed as determinative of the opinion of the special committee of the Kinam directors with respect to the value of the preferred stock. The purchase price of the tender offer and other terms of the tender offer were determined by the Kinross board of directors. Raymond James did not recommend any specific tender offer price to the special committee of the Kinam directors or that any given tender offer price constituted the only appropriate tender offer price.

Raymond James is an internationally recognized investment banking and advisory firm. Raymond James, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Raymond James' trading, brokerage and financing activities, Raymond James or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity securities of Kinam or Kinross.

Pursuant to an engagement letter, dated January 24, 2002, between Raymond James and Kinam, Raymond James provided a financial opinion and financial advice in connection with the tender offer. Kinam agreed to pay Raymond James a fee of $77,500 for providing a fairness opinion in connection with the tender offer. In addition, Kinam has agreed to indemnify Raymond James and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Raymond James or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Raymond James' engagement and any related transactions. In April 1998, Goepel McDermid Securities, a predecessor of Raymond James, provided a fairness opinion to Kinross on an unrelated matter and received usual and customary fees for the rendering of these services.

PLANS OF KINAM AND KINROSS AFTER THE TENDER OFFER

It is anticipated that Kinam will continue to conduct its historical business of mining and processing gold ore subsequent to the tender offer. There is no current intent to materially change the business of Kinam or to sell Kinam or a significant portion of its assets. We anticipate that the members of the board of directors of Kinam who are not also officers of Kinam, may resign subsequent to the tender offer.

We are seeking to acquire all of the shares of the Kinam preferred stock that we do not currently own through the tender offer. To the extent that not all of such shares are tendered into the offer, we intend to pursue a merger or a recapitalization in which the remaining holders of the Kinam preferred stock would receive $16.00 per share for their shares of Kinam preferred stock. However, we are under no obligation to complete such a merger or recapitalization or to pay $16.00 per share and may decide, subsequent to the completion of the tender offer, and particularly if we do not acquire sufficient shares in the tender offer to increase our holdings to 66-2/3% or greater of the Kinam preferred stock, not to proceed with the merger or recapitalization or to change the price if we do proceed.

If we elect not to proceed with a merger or recapitalization, holders of Kinam preferred stock who do not tender into this offer will remain as shareholders of Kinam. However, it is not anticipated that Kinam will declare any dividends on the preferred stock in the foreseeable future or that a public trading market will continue to exist for the Kinam preferred stock.

If we proceed with a merger subsequent to the tender offer, we will create a newly-formed, wholly-owned subsidiary for the purpose of merging with Kinam. If we obtain sufficient shares of the Kinam preferred stock in the tender offer so that we hold 90% or more of the outstanding preferred stock, we will complete a "short-form" merger under the corporate code of the state of Nevada. This permits us to authorize and complete the merger by action of our board of directors, and the merger would not be subject to, or submitted to, the vote of the shareholders of Kinam.

In the event that we do not hold 90% or more of the Kinam preferred stock, the merger would be required to be approved by the shareholders of Kinam. Approval of the merger requires the affirmative vote of the Kinam common stock and the Kinam preferred stock voting separately as individual classes. This approval would require the affirmative vote of a majority of the outstanding common stock and 66-2/3% of the outstanding preferred stock. We currently hold 100% of the Kinam common stock and 51.4% of the Kinam preferred stock. If we acquire sufficient shares of Kinam preferred stock as a result of this tender offer so as to increase the number of shares of Kinam preferred stock we hold to 66-2/3% or more of the outstanding preferred stock we will vote all shares held by us in favor of the proposal and the merger would be approved whether or not remaining non-affiliated holders voted for or against the merger. If we do not acquire a sufficient number of shares of Kinam preferred stock, the affirmative vote of additional holders of Kinam preferred stock will be required to obtain the 66-2/3% majority necessary to approve the merger.

If we elected to proceed with a recapitalization, we would propose a reverse split of the outstanding preferred stock so that all of the remaining holders of preferred stock, except for us, would be reduced to owning a fraction of a share. We would not issue fractional shares and instead would pay the holders an amount of cash equal to $16.00 per share (on a pre-split basis). Approval of the recapitalization would require the affirmative vote of the Kinam common stock and the Kinam preferred stock voting separately as individual classes. This approval would require the affirmative vote of a majority of the outstanding common stock and 66-2/3% of the outstanding preferred stock. We currently hold 100% of the Kinam common stock and 51.4% of the Kinam preferred stock. If we acquire sufficient shares of Kinam preferred stock as a result of this tender offer so as to increase the number of shares of Kinam preferred stock we hold to 66-2/3% or more of the outstanding preferred stock we will vote all shares held by us in favor of the proposal and the recapitalization would be approved whether or not remaining non-affiliated holders voted for or against the recapitalization. If we do not acquire a sufficient number of shares of Kinam preferred stock, the affirmative vote of additional holders of Kinam preferred stock will be required to obtain the 66-2/3% majority necessary to approve the recapitalization.


If either type of merger or a recapitalization is completed, the remaining non-affiliated holders would receive cash in exchange for the shares of Kinam preferred stock then held by them. Under Nevada corporate law, shareholders would have the right to dissent from a merger as described under DISSENTERS' RIGHTS OF APPRAISAL.

DISSENTERS' RIGHTS OF APPRAISAL

Holders of Kinam preferred stock are not entitled to dissenter's rights in connection with the tender offer.

If we do not acquire all of the shares of Kinam preferred stock as a result of the tender offer and we elect to proceed with a cash out merger, the remaining holders of Kinam preferred stock will have dissenters' rights. If Kinam elects to proceed with a recapitalization, such holders would not have dissenters' rights unless the board of directors of Kinam elects to grant dissenters' rights in connection with the transaction at the time it is presented to the shareholders. Under Nevada law, a shareholder is entitled to dissent from, and obtain payment for the fair value of his or her shares in the event of consummation of a plan of merger or plan of exchange subject to shareholder approval in which the corporation is a party and, to the extent that the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares, any other corporate action taken pursuant to a vote of the shareholders. Dissenters' rights are not available to holders of securities that are: (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD; or (ii) held by more than 2,000 shareholders of record. As previously stated, we do not anticipate that the Kinam preferred stock will continue to be listed on Amex, any other securities exchange, or an interdealer quotation system subsequent to the tender offer and, consequently, neither of these exceptions will apply to Kinam.

If dissenters' rights are available, shareholders have the right to receive payment for the value of their shares of Kinam preferred stock as set forth in Sections 92A.300 to 92A.500 of the Nevada corporate laws. Under the Nevada corporate code, a shareholder wishing to assert dissenters' rights must deliver to Kinam, before the shareholder vote, a written notice of the intent to demand payment for such shareholder's shares if the transaction is approved. The shareholder may not vote any of the shares held by such shareholder in favor of the transaction. The shareholder must exercise dissenters' rights with respect to all shares held beneficially by such shareholder. In addition, the shareholder must comply with all of the requirements of the Nevada corporate law governing dissenters' rights, a copy of which has been filed as Exhibit (f) to the 13E-3 information included in the Schedule TO filed by Kinross and the Purchaser with the Securities and Exchange Commission and which is incorporated herein.


                                  INTRODUCTION

GENERAL INFORMATION

The following is a brief summary of certain information concerning Kinam. Additional information, including the financial statements of Kinam are contained in the periodic reports filed by Kinam with the Securities and Exchange Commission. See ADDITIONAL INFORMATION. Holders of Kinam preferred stock should carefully review these periodic reports in making their decision whether or not to accept the tender offer.

Kinam and its subsidiaries are engaged in the mining and processing of gold and silver ore and in the exploration for, and acquisition and development of, gold-bearing properties, principally in North America, Russia, and Chile. Kinam was incorporated in Delaware in 1987. On June 1, 1998, Kinam completed a merger in which it became a subsidiary of Kinross. In May 2001, Kinam was reincorporated in the state of Nevada.

Kinam's operating properties consist of a 100% interest in the Fort Knox mine located near Fairbanks, Alaska, a 54.7% interest in the Kubaka mine located in the Magadan Oblast situated in Far East Russia and a 50% interest in the Refugio mine in Chile. Kinam also owns the Hayden Hill mine in Lassen County, California, and a 90% interest in the Guanaco mine in Chile. Mining at the Hayden Hill and Guanaco mines was completed during 1997. In addition, Kinam owns the Haile property in Lancaster County, South Carolina. Kinam also owns a 50% interest in the Sleeper mine in Humboldt County, Nevada, and the Wind Mountain mine in Washoe County, Nevada, which are in reclamation. During 1999, Kinam acquired a 65% interest in the True North property located near the Fort Knox mine and effective January 1, 2001, acquired the remaining 35%. All of Kinam's operating properties are open pit mines. Except for leased mobile mining equipment at Fort Knox and Refugio, Kinam owns its mining and processing equipment, which is maintained in good operating condition. Ore from Kinam's properties is processed by milling or heap leaching.

Kinam relies solely on us for funding the portion of operating costs, capital expenditures, general corporate expenditures and debt and interest payments not funded by cash flows from operating activities. Kinam continues to conserve cash whenever possible including approving only capital expenditures necessary to sustain operations, continued low exploration expenditures, suspending the payment of preferred stock dividends and continually monitoring costs at all its operations. Assuming the price of gold remains at its recent levels, Kinam anticipates additional borrowings by Kinam to fund debt repayment requirements and planned capital expenditures.

As of February 15, 2002, there were 1,840,000 shares of Kinam's $3.75 Series B Convertible Preferred Stock issued and outstanding, of which we held 945,400 shares. None of the shares held by us will be tendered into the offer. We are offering to acquire all of the 894,600 shares not currently held by us at a cash price of $16.00 per share. Kinam's preferred stock is listed on the American Stock Exchange under the symbol KGC^B. On February 1, 2002, the day before we first announced that we were considering the tender offer, the last reported sale price of the Kinam preferred stock was $15.70 per share. Shareholders are urged to obtain current market prices for the Kinam preferred stock before tendering their shares.

Kinross has retained Georgeson Shareholder Communications Inc., to act as Information Agent for the tender offer. You can contact Georgeson Shareholder Communications Inc., at (800) 223-2064 for more information or to ask questions regarding the tender offer.

ADDITIONAL FINANCIAL INFORMATION

In addition to the financial statements of Kinam, which are incorporated into this offer to purchase by reference to the periodic reports of Kinam, the following financial information is provided. See THE OFFER-ADDITIONAL INFORMATION.

The Kinam preferred stock has a liquidation preference of $50.00 per share and is not convertible into common shares of Kinam. However, at September 30, 2001, Kinam had a capital deficiency of $81.3 million and, consequently, the preferred stock has an attributed book value of $nil per share.

Kinam had operating losses for the nine months ended September 30, 2001, and for the years ended December 31, 2000 and 1999. Therefore, earnings were inadequate to cover fixed charges for the nine months ended September 30, 2001, and for the years ended December 31, 2000 and 1999. The amount of the deficiency was $10 million for the nine months ended September 30, 2001, and $49.1 million and $109.8 million for the years ended December 31, 2000 and 1999, respectively.

FORWARD-LOOKING INFORMATION

This document contains and incorporates by reference statements that are not historical facts and constitute projections, forecasts, and forward-looking statements with respect to Kinam's and Kinross' businesses, financial conditions and results of operations. These projections, forecasts, and forward-looking statements are also found in Kinam's and Kinross' public filings, including annual and quarterly reports under the caption "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can generally identify forward-looking statements by looking for words such as may, will, expect, intend, estimate, anticipate, believe or continue. Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Such uncertainties include, but are not limited to:

     o    expected gold sales;
     o    the market price of gold;
     o    estimated gold reserves and recovery and production rates;
     o    the success or failure of exploration and development efforts;
     o    the ability of Kinross and Kinam to obtain necessary financing;
     o    anticipated production and administrative costs;

     o    competition; and
     o other risk factors, including those detailed from time to time in Kinross' and Kinam's press releases, reports to shareholders and filings with the Securities and Exchange Commission. See THE OFFER--ADDITIONAL INFORMATION.

These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from those contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this offer. You are cautioned not to place undue reliance on these projections, forecasts, and forward-looking statements.


                                    THE OFFER

NUMBER OF SHARES; EXPIRATION DATE


On the terms and subject to the conditions described herein and in the accompanying Letter of Transmittal, we will purchase all of the 894,600 shares of Kinam preferred stock held by the non-affiliated holders at a purchase price of $16.00 per share. If you tender certificates registered in your name directly to the Depositary, you will not be obligated to pay brokerage commissions or solicitation fees on the sale of your shares into this offer. If you hold your shares through a broker or a bank, you should consult with your broker or bank to determine any fees that may be applicable if you tender your shares through them. If you elect to tender any shares, you must tender all of the shares that you own. The expiration date is Midnight, Eastern Time, on March 28, 2002, unless we elect to extend the offer, in which case we will make a public announcement of the extended date. The offer is also subject to certain other conditions. See the discussion under CONDITIONS OF THE OFFER below. If your shares are accepted, you will be entitled to receive a cash payment of $16.00 per share that will be paid promptly subsequent to the closing of the offer.


Subject to the applicable regulations of the Securities and Exchange Commission, we expressly reserve the right, in our reasonable discretion, to: (i) extend the period during which tenders can be made and accepted; (ii) provide a subsequent offering period during which tenders will be immediately accepted; (iii) terminate the offer and not accept for payment any shares upon the occurrence of any of the conditions specified in CONDITIONS OF THE OFFER; and (iv) waive any condition or otherwise amend the offer in any respect, by giving oral or written notice of such extension, delay, termination, waiver, or amendment to the Depositary and, to the extent required by governing law, by making a public announcement thereof. Any such extension, delay, termination, or amendment will be followed as promptly as practicable by a public press release, mailing a notice to all shareholders, or filing a Form 8-K. In the case of an extension or a subsequent offering period, the announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by a press release or by filing a Form 8-K with the Securities and Exchange Commission.

If we make a material change in the terms of the offer or other information concerning the offer, or if we waive a material condition of the offer, we may extend the offer to the extent required by governing law. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in the offer price or a change in the number of shares sought, generally depends on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in the offer price or a change in the number of shares subject to the offer, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

If, prior to the expiration date, we decide to decrease the number of shares being sought or to increase or decrease the consideration being offered in the offer, such decrease in the number of shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose shares are accepted for payment pursuant to the offer, whether they have tendered their shares before or after the change.

For purposes of this offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

Under applicable law, we may not make any purchases, or arrange for any purchases, of Kinam preferred stock or any right to purchase Kinam preferred stock, otherwise than pursuant to the offer, until at least ten business days after the expiration date of the offer.

This offer to purchase and the related Letter of Transmittal will be mailed to record holders of Kinam preferred stock whose names appear on Kinam's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) all 894,600 shares of Kinam preferred stock held by the non-affiliated holders that are properly tendered and not properly withdrawn prior to the expiration date. All questions as to the satisfaction of the procedures for tender or withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding. See NUMBER OF SHARES; EXPIRATION DATE and CONDITIONS OF THE OFFER.

Promptly after the expiration date, we will accept for payment, and pay a purchase price in cash of $16.00 per share for, the shares of Kinam preferred stock properly tendered and accepted by us.

For purposes of the offer, we will be deemed to have accepted for payment (and thereby purchased) shares of Kinam preferred stock validly tendered and not properly withdrawn as, if, and when we give oral or written notice to the Depositary of our acceptance for payment of such shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for shares accepted for purchase pursuant to the offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose shares have been accepted for payment. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

In all cases, payment for shares of Kinam preferred stock tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of: (i) the certificates evidencing such shares pursuant to the procedures set forth in PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES;
(ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required under the Letter of Transmittal.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or an exemption therefrom, is submitted.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

In order for a holder of shares of Kinam preferred stock to validly tender shares pursuant to the offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses set forth on the back cover of this offer and either: (i) the share certificates evidencing tendered shares must be received by the Depositary prior to the expiration date; or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. If your stock is held in a brokerage account or in the name of a bank, trust, or other holder on your behalf, you need to instruct such holder to tender your shares on your behalf or obtain a certificate registered directly in your name. As a result of delays inherent in obtaining a certificate registered directly in your name, you may be unable to submit your certificates to the Depositary prior to the expiration date if you elect this method. In such event, your shares would not be accepted for purchase.

A SHAREHOLDER WHO HOLDS SHARES THROUGH A BROKER OR BANK IS URGED TO CONSULT THE BROKER OR BANK TO DETERMINE WHAT TRANSACTION COSTS ARE APPLICABLE IF THE SHAREHOLDER TENDERS SHARES THROUGH THE BROKER OR BANK AND NOT DIRECTLY TO THE DEPOSITARY.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, WE RECOMMEND USING PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") except in cases where shares are tendered: (i) by a registered holder of shares (which term, for purposes of this section, will include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility")) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (ii) for the account of an Eligible Institution. If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned to a person other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the share certificate, with the signature(s) on such share certificate or stock powers guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message (as defined below) in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the shares for purposes of the offer at the Book-Entry Transfer Facility within two business days after the date of this offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase before the expiration date; or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Kinross may enforce such agreement against the participant.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against the shareholder.

GUARANTEED DELIVERY. If a shareholder desires to tender shares of Kinam preferred stock pursuant to the offer and the certificates evidencing the shareholder's shares are not immediately available, or the shareholder cannot deliver the share certificates and all other required documents to the Depositary prior to the expiration date, the shares may nevertheless be tendered, provided that all the following conditions are satisfied:

         (a)      the tender is made by or through an Eligible Institution;

         (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form included with this offer, is received prior to the expiration date by the Depositary as provided below; and

         (c) the certificates, in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery.

In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of the share certificates evidencing such shares, and the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, together with any other documents required by the Letter of Transmittal.

DETERMINATION OF VALIDITY. All questions as to the number of shares to be accepted, the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of shares will be determined by us in our discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be improper. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. Neither we, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

LOST, DESTROYED, OR STOLEN CERTIFICATES. If any certificates for the shares have been lost, destroyed, or stolen, shareholders should contact the Depositary immediately at the address and telephone number set forth on the back cover of this offer to purchase. In such event, the Depositary will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed, or stolen certificates. The purchase price with respect to the relevant shares will not be paid until the procedures for replacing lost, destroyed, or stolen certificates have been followed.

TO PREVENT BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH PERSON WHO IS A UNITED STATES SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT THE SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL OR ESTABLISH THAT IT IS ENTITLED TO AN EXEMPTION FROM BACKUP WITHHOLDING IN THE MANNER

REQUIRED. NON-UNITED STATES SHAREHOLDERS SHOULD SUBMIT A COMPLETED IRS FORM W-8BEN TO AVOID BACKUP WITHHOLDING IN THE UNITED STATES. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS THAT WOULD OTHERWISE BE MADE TO THE SHAREHOLDER.

TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that you own the shares, free and clear of any claim or encumbrance, and have full right and authority to sell the shares to us without the consent of any other person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us according to the terms and conditions of the offer.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US MAY NOT BE FORWARDED TO THE DEPOSITARY AND THEREFOR WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

WITHDRAWAL RIGHTS

The tender of shares of Kinam preferred stock into the offer is irrevocable except that tendered shares may be withdrawn at any time prior to the expiration date and, if not accepted for payment by us pursuant to the offer, may be withdrawn at any time after April 20, 2002. If we extend the offer, if we delay in our acceptance for payment of shares, or if we are unable to accept shares for payment pursuant to the offer, the Depositary may, nevertheless, on our behalf, retain tendered shares, and the shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this section.

For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be received by the Depositary in a timely manner at the address set forth on the back cover of this offer. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the certificate number shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our reasonable discretion, and our determination will be final and binding. We are not under any duty to give notification of any defects or irregularities in any notice of withdrawal and we will not incur any liability for failure to give any such notification.

Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer and, if certificates representing such shares have been submitted, they will be returned in accordance with the instructions of the withdrawing shareholder. Withdrawn shares may be re-tendered for purposes of the offer prior to the expiration date by following one of the procedures described in PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

CONDITIONS OF THE OFFER

If you elect to tender any of your shares, you must tender all of your shares.

Notwithstanding any other provision of the offer, it is conditioned on, and we shall have the right to amend or terminate the offer and not accept for payment or pay for any shares tendered if any of the following conditions exist:

         (1) There shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal, or any other person, domestic, or foreign, including any holder of the Kinam preferred stock, before any court, authority, agency, or tribunal that directly or indirectly: (i) challenges the making of the offer, the acquisition of some or all of the shares pursuant to the offer, or otherwise relates in any adverse manner to the offer; or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations, or prospects of Kinam or us or otherwise materially impair in any way the contemplated future conduct of Kinam's or our business.

         (2) There shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the offer or Kinross or any of its subsidiaries, by any court or any authority, agency, or tribunal that, in its reasonable judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer; (ii) restrict our ability to accept for payment or pay for some or all of the 894,600 shares subject to the offer; or (iii) materially and adversely affect the business, condition (financial or otherwise), income, operations, or prospects of Kinam or us or otherwise materially impair in any way the contemplated future conduct of Kinam's or our business.

         (3) There shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, national quotation system, or in the over-the-counter market in the United States or Canada; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada; (iii) the commencement of a war, armed hostilities, or other international or national calamity, directly or indirectly involving the United States or Canada; (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event that, in its reasonable judgment, might materially and adversely affect the extension of credit by banks or other lending institutions in the United States or Canada; (v) any change in the general political, market, economic, or financial condition in the United States or Canada or abroad that could, in our reasonable judgment, have a material adverse effect on the business, operations, or prospects of Kinam or us; or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

         (4) A tender or exchange offer for the shares of Kinam preferred stock on terms more favorable to the shareholders, or any merger, business combination, or other similar transaction with or involving Kinam shall have been proposed, announced, or made by any person.

         (5) (i) Any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Kinross or its affiliates, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Kinam preferred stock; (ii) any such entity, group, or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the expiration date of the offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of Kinam preferred stock; or (iii) any person, entity, or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Kinross or any of its assets or securities other than in connection with a transaction authorized by its board of directors.

         (6) Any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects, or stock ownership of us or Kinam that, in our reasonable judgment, may have a material adverse consequence to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration date in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right; the waiver of any right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration date.

BENEFICIAL OWNERSHIP OF KINAM PREFERRED STOCK

We own, indirectly through the Purchaser, 945,400 shares of the Kinam preferred stock, representing 51.4% of the issued and outstanding Kinam preferred stock. Neither we nor Kinam is aware of any other shareholder owning 5% or more of the Kinam preferred stock.

PRICE RANGE OF KINAM PREFERRED STOCK

The Kinam preferred stock is listed and principally traded on the American Stock Exchange under the symbol KGC^B. Prior to August 1, 2001, the Kinam preferred stock was listed on the New York Stock Exchange. The following table sets forth the closing price of the Kinam preferred stock as reported by the American Stock Exchange or by the New York Stock Exchange, as applicable, for the fiscal quarters indicated:

         Quarter Ended                              High Sale         Low Sale
         -------------                              ---------         --------
         March 31, 2000                             $    30.50        $   25.69
         June 30, 2000                              $    26.75        $   22.50
         September 30, 2000                         $    24.44        $    7.44
         December 31, 2000                          $     8.81        $    7.00
         March 31, 2001                             $     8.40        $    6.25
         June 30, 2001                              $    12.20        $    5.75
         September 30, 2001                         $    11.75        $    9.75
         December 31, 2001                          $    11.41        $    7.26
         January 1 through February 15, 2002        $    15.76        $    8.41

On February 1, 2002, the last trading day prior to our announcement that we were considering a tender offer at $16.00 per share, the last reported sale price of the Kinam preferred stock on the American Stock Exchange was $15.70. On February 19, 2002, the day before the commencement of this tender offer, the last reported sale price of the Kinam preferred stock on the American Stock Exchange was $15.25. YOU ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE KINAM PREFERRED STOCK PRIOR TO TENDERING YOUR SHARES.

SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER

If all 894,600 shares held by the non-affiliated holders are tendered into the offer, the purchase price to be paid by us would be an aggregate of $14,313,600. The Purchaser currently has cash reserves sufficient to pay this purchase price. Kinross, however, would not have commenced the tender offer without receiving the approximately $18.5 million of net proceeds from its recent Canadian public offering. See SPECIAL FACTORS--BACKGROUND OF THE TENDER OFFER.

We have retained Georgeson Shareholder Securities Corporation to act as Dealer Manager in connection with the offer. Georgeson Shareholder Securities Corporation will receive usual and customary fees in connection with this offer, including reimbursement for certain expenses for its services as Dealer Manager. Georgeson Shareholder Securities Corporation will also be indemnified against certain liabilities in connection with its engagement as Dealer Manger, including certain liabilities under the federal securities laws.

We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and Alpine Fiduciary Services, Inc., to act as Depositary in connection with the offer. The Information Agent and Depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

The Kinam special committee retained Raymond James to act as financial advisor in rendering an opinion that the price of $16.00 per share was fair, from a financial point of view, to the holders of the Kinam preferred stock.

In connection when this offer, we will also incur costs for professional services, printing, mailing, filing fees with regulatory agencies, and other miscellaneous expenses. The following is an itemized list of all expenses incurred or estimated to be incurred in connection with the offer, all of which have or will be paid by Kinross:

        Fees to Dealer Manager                       $   67,000
        Fees to Information Agent                         7,500
        Legal Fees                                      250,000
        Accounting Fees                                  25,000
        Printing and Mailing Expenses                    20,000
        Miscellaneous Expenses                           60,500
                                                     ----------
                 Total                               $  430,000
                                                      =========

In addition, the Kinam special committee retained independent counsel and Raymond James to provide the special committee with a fairness opinion. Kinam agreed to pay Raymond James $77,500.00 in connection with the services provided by it and the special committee anticipates incurring costs of approximately $50,000.00 in connection with the legal services it received. The fees payable to Raymond James and the costs of legal counsel to the special committee will be paid by Kinam.

We will not pay brokerage commissions in connection with the purchase of shares tendered into the offer. Registered holders of Kinam preferred stock that tender their shares directly to the Depositary will not incur any brokerage commissions. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. We will, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in this offer.

INTERESTS OF DIRECTORS AND OFFICERS


None of the officers or directors of Kinross or Kinam own any shares of the Kinam preferred stock.

We have not participated, and none of the officers or directors have participated, in any transaction in the Kinam preferred stock during the preceding 60 days.


TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES



In December of 2000, through a representative, we approached the Franklin Funds, the largest holder of Kinam preferred stock, with a proposal to exchange their Kinam preferred shares for convertible debt obligations of Kinross on the basis of an exchange ratio that the Franklin Funds valued at $10.00 for each share of Kinam preferred stock. The Franklin Funds rejected this proposal and indicated that, in their view, the shares of the Kinam preferred stock were worth at least $14.00 cash per share. The Franklin Funds indicated that they would be prepared to participate in an exchange of their preferred shares for convertible debt securities of Kinross, if the preferred shares were valued at $20.00 per share. The Franklin Funds also stated that they were considering legal action against us with respect to the Kinam preferred stock they held. The value demanded by the Franklin Funds and their counterproposal was not acceptable to Kinross and negotiations on this proposal ceased. Franklin Funds continued to threaten litigation.

In March of 2001, representatives of our senior management and representatives of the Franklin Funds both attended a trade conference and, while there, commenced preliminary discussions regarding a possible exchange of the shares of the Kinam preferred stock held by the Franklin Funds for Kinross common shares. The Franklin Funds indicated that it would be possible for them to take Kinross common shares in exchange for the Kinam preferred stock if an appropriate exchange ratio could be agreed upon. During negotiations, we agreed to extend the statute of limitations period for any legal claims the Franklin Funds had against us with respect to the Kinam preferred stock. The Franklin Fund demanded 21,500,000 shares of Kinross common stock in exchange for its 800,000 shares of Kinam preferred stock, an exchange ratio of 26.875 to 1. We were initially unwilling to accept their demand and negotiations continued through April and May 2001. During the course of the negotiations, the Franklin Funds asserted that if an agreement were not reached by the end of May, 2001 they would pursue litigation. Ultimately, we agreed to the exchange ratio proposed by the Franklin Funds in a phone call on May 29, 2001.

The closing price for the Kinross common shares during the month of March 2001, when these discussions started, ranged from a low of $0.49 a share to a high of $0.64 per share. This was consistent with the trading range that had existed during the last quarter of 2000 and the first quarter of 2001. For example, during February 2001 the low closing price was $0.44 per share and the high closing price was $0.60 per share. In January 2001, the low was $0.45 per share and the high was $0.625 cents per share. During the quarter ended December 31, 2000, the low was $0.406 per share and the high was $0.75 per share.

The stock continued in this price range during the month of April and the first half of May, while negotiations were continuing. Most of the closing share prices during the seven months ended April 30, 2001, were in the $0.50-$0.60 per share range. Assuming a share price of $0.50 for the Kinross common stock, each share of Kinam preferred stock would have been valued at $13.44 based on the exchange ratio agreed to by the parties. At $0.60 per share, the Kinam preferred stock would have been valued at $16.125 per share. On May 16, 2001, the closing price increased to $0.75 per share, and over the following three days, to $1.10 per share. This increase in trading price occurred at the same time that spot gold prices, over which neither Kinross nor the Franklin Funds had control, increased to $298 per ounce. A month later, on June 12, 2001, for financial accounting purposes, Kinross used the closing price of $0.96 per share to record the transaction, as required by Canadian Generally Accepted Accounting Principles, which attributed a value of $25.80 per share to the Kinam preferred stock acquired. This amount was based solely on the closing price of the Kinross common stock on the date the transaction was announced, which was substantially higher than the recent trading prices for the Kinross common stock which the parties had relied on in the negotiations. Throughout the negotiations, the Franklin Funds refused to ascribe increased value to the Kinross common shares despite the increase in the market price, as it viewed the rise in the gold price as a short-term phenomenon.

Subsequent to the announcement of the transaction with the Franklin Funds, Kinross was approached by two other institutional investors. These negotiations did reflect the recent increased closing prices for the Kinross common stock and provided for and exchange ratio of 18.48 shares of Kinross common stock for each share of Kinam preferred stock, in contrast to the 26.875 shares to 1 exchange ratio in the Franklin Funds transaction. The Kinross common stock closed at $0.99 per share on the day that it was valued for financial reporting purposes, resulting in a value of $18.29 per share being booked for these transactions.

Both of these amounts were higher than what Kinross would have paid for the stock in cash. Kinross was willing to pay a higher price per share in order to be able to acquire the Kinam preferred stock in exchange for its own securities. Having resolved the Franklin Funds concern, Kinross was unwilling to acquire Kinam preferred stock from the other holders at that time.



MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL. The following summary of material United States federal income tax consequences of the purchase of shares pursuant to this offer applies to shareholders who are "United States Persons" (as defined below) only and is based on the Internal Revenue Code of 1986, as amended to date (the "Code"), applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary is included for general information purposes only and does not attempt to describe all of the possible tax consequences that could result from this offer. Your tax treatment may vary depending upon your individual circumstances and you are strongly advised to consult your own tax advisor with respect to the specific tax consequences to you of participating (or not participating) in the offer.

Sales of shares of Kinam preferred stock by shareholders pursuant to the offer will be taxable transactions for United States federal income tax purposes as to United States Persons. The transaction likely will also be a taxable transaction under applicable state, local, and foreign tax laws that apply to you. No ruling as to any matter discussed in this summary has been requested or received from the United States Internal Revenue Service.

UNITED STATES TAX TREATMENT OF UNITED STATES PERSONS. As used herein, the term "United States Person" means a beneficial owner of shares of Kinam preferred stock that is: (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in
Section 7701(a)(30) of the Code.

Under the Code, a sale of shares by a United States Person pursuant to the offer generally will be treated as a taxable transaction with respect to the tendering shareholder. Such a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the offer and the shareholder's adjusted basis in the shares sold. Recognized gain or loss will be capital gain or loss, assuming the shares were held as capital assets, and will be long-term capital gain or loss if the shares have been held for more than one year. Certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions, broker dealers, shareholders who are not United States Persons, shareholders who acquired their shares upon the exercise of options or otherwise as compensation, and shareholders who hold their shares as part of a straddle, hedging, or similar transaction), may be subject to special rules not discussed herein.

Capital gain recognized by a United States Person who is an individual upon the sale of a capital asset that has been held for more than one year will generally be subject to United States federal income tax at a rate not to exceed 20%. Capital gain recognized from the sale of a capital asset held by such an individual for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer that is a United States Person will be subject to tax at the regular tax rates applicable to the corporation.

Capital losses recognized by an individual upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets plus $3,000.00 for any tax year. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to offset capital gains plus $3,000.00 of annual ordinary income in any future taxable year. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of gains from the sale of capital assets. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and applied against capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

UNITED STATES BACKUP WITHHOLDING. "Backup withholding" at a rate of 30% will apply to payments made to shareholders pursuant to the offer unless: (i) in the case of a United States Person, the shareholder has furnished the shareholder's taxpayer identification number in the manner prescribed in applicable Treasury Regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding, and meets certain other conditions; or (ii) in the case of a shareholder that is not a United States Person, the shareholder has furnished proof of its non-United States Person status. Any amounts withheld from payments made to shareholders pursuant to the offer under the backup withholding rules generally will be allowed as a refund or a credit against such shareholder's United States federal income tax liability, provided the required information is furnished to the IRS.

To avoid the imposition of the backup withholding, shareholders who are United States Persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and shareholders who are non-United States Persons should submit to the Depositary Form W-8BEN. Shareholders should consult their tax advisors to determine whether or not they will be treated as a United States Person for purposes of backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE UNITED STATES FEDERAL INCOME TAX LAW AND OTHER RELEVANT AUTHORITIES NOW IN EFFECT, WHICH ARE SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, , LOCAL, NON-UNITED STATES OR OTHER TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

LEGAL MATTERS; REGULATORY APPROVALS

Neither Kinam nor Kinross is aware of any license or regulatory permit that it believes is material to its business that might be adversely affected by its purchase of the Kinam preferred stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase by us of the Kinam preferred stock as contemplated herein. Should any such approval or other action be required, Kinam and Kinross presently contemplate that such approval or other action will be sought. Kinam and Kinross are unable to predict whether the acceptance for payment of, or payment for, shares tendered pursuant to the offer will be required to be delayed pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the business of Kinam or Kinross.


On March 7, 2002, we received a letter from Reginald H. Howe, which stated that he represents two holders of the Kinam preferred stock who hold a total of 6,500 shares. In his letter, Mr. Howe states that his clients intend to pursue legal action with respect to our tender offer if we do not amend the Offer to Purchase and make certain material changes to its terms, including the offering price. Mr. Howe's letter sets forth various potential legal arguments with respect to our tender offer for the Kinam preferred stock and our purchases of Kinam preferred stock from three shareholders in July of 2001. See the discussion in the Offer to Purchase entitled SPECIAL FACTORS--HISTORY; THE OFFER--TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.


We do not believe that Mr. Howe states any grounds on which his clients would be entitled to relief and we intend to vigorously defend any legal action that may be brought by Mr. Howe, if and when such legal action is filed. As of the date hereof, Mr. Howe has not commenced any legal action, nor has he indicated an intent to commence legal action prior to the expiration of the tender offer. We anticipate that any legal action that may be filed may not be resolved for a significant period of time. While Mr. Howe's threatened litigation gives us the right to terminate our offer pursuant to the conditions contained in the Offer to Purchase, we currently do not intend to exercise such right, and intend to continue with the tender offer according to its terms. Although we do not currently anticipate any change, we will make a public announcement concerning any change in our position with respect to termination of the tender offer on account of Mr. Howe's letter or other developments if and when such change occurs. See the discussion in the Offer to Purchase entitled THE OFFER--CONDITIONS OF THE OFFER.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

We expressly reserve the right, in our discretion, and at any time or from time to time, to extend the period of time during which this offer is open. We also expressly reserve the right, in our discretion, to provide a subsequent offering period during which shares tendered would be immediately accepted and not subject to withdrawal. There can be no assurance, however, that we will exercise our right to extend this offer ;or to provide a subsequent offering period. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that such shares may be withdrawn. We also expressly reserve the right, in our discretion, (a) to terminate the offer and not accept for payment any shares not theretofore accepted for payment or, subject to regulations under the Exchange Act, which require us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified above in CONDITIONS OF THE OFFER by giving oral or written notice of such termination to the shareholders by making a public announcement thereof and (b) at any time or from time to time, amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a press release or a report on form 8-K. In the event of an extension of the offering period or our election to provide a subsequent offering period, we will issue a press release or other public announcement, which notice will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares to the extent required by Rules14d-4 and 14d-6 under the Exchange Act.

If we materially change the terms of this offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule14e-1 under the Exchange Act. This rule prescribes the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer. The length of such minimum period will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Securities and Exchange Commission has stated that, in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publishe, send, or give to holders of shares a notice that we will (a) increase or decrease the amount of the consideration payable or (b) increase (except for an increase not exceeding 2% of the outstanding subject shares) or decrease the percentage of subject shares sought.

ADDITIONAL INFORMATION

Kinross and Kinam are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to their business, financial condition and other matters. Kinross and Kinam are required to disclose in such reports certain information, as of particular dates, concerning their respective operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with Kinross or Kinam and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and also are available for inspection and copying at the regional offices of the commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material may be obtained by mail, upon payment of the Securities and Exchange Commission's customary fees, from the Securities and Exchange Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Purchaser is a wholly-owned subsidiary of Kinross and is not subject to any independent informational filing requirements. The financial position and results of operations of the Purchaser are included in the consolidated financial statements of Kinross.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, such as Kinam. The Securities and Exchange Commission's web site address is HTTP://WWW.SEC.GOV. Information regarding Kinam may also be obtained at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

Kinross is a "foreign private issuer" for the purposes of filing information with the Securities and Exchange Commission, and files its information reports and statements according to the multijurisdictional filing requirements, and as such, its filings are not available on the Securities and Exchange Commission web site. Kinross' filings with the securities regulatory authorities in Canada may be found at WWW.SEDAR.COM. Information regarding Kinross may also be obtained at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

The Securities and Exchange Commission allows Kinam to incorporate by reference other documents filed with the Securities and Exchange Commission, which means that it can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this tender offer. The documents incorporated by reference are:

     o    Annual Report on Form 10-K for the year ended December 31, 2000;
     o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;
     o    Interim report on Form 8-K dated February 4, 2002; and
     o    Any filings with the Securities and Exchange Commission pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this tender offer and the expiration of the offer.

You should rely only on the information included in this offer or incorporated herein by reference. We have not authorized anyone to provide you with any different information.

The information contained in this offer about Kinam should be read in conjunction with the information contained in the documents incorporated by reference.


We will provide without charge to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3Y2, Attention: Shelley Riley (telephone: (416) 365-5123). In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by March 25, 2002.


This offer constitutes part of a Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission by Kinross and the Purchaser pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all other exhibits thereto are incorporated by reference into this offer.

                                   SCHEDULE A

        DIRECTORS AND OFFICERS OF KINROSS, KINROSS GOLD U.S.A., AND KINAM


KINROSS GOLD CORPORATION DIRECTORS

    Name, Business Address,                 Current Position and                  Other Occupations for Previous
        and Citizenship                       Dates of Service                      Five Years, If Applicable
----------------------------------------------------------------------------------------------------------------------

Robert M. Buchan                 Chairman, CEO & Director
52nd Floor, Scotia Plaza         (May 1993 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Arthur H. Ditto                  President, COO & Director
52nd Floor, Scotia Plaza         (May 1993 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian/United States

John A. Brough                   Director                                    President, Torwest Inc. (February 1998
c/o Windsor                      (January 1994 to present)                   to present); Executive Vice President
3125 Windsor Blvd.                                                           and CFO, iStar Internet Inc. (Prior to
Vero Beach, FL  32963                                                        February 1998)
Canadian

John M.H. Huxley                 Director                                    Principal, Algonquin Power Corporation
2845 Bristol Circle              (May 1993 to present)
Oakville, ON  L6H 7H7
Canadian

Cameron A. Mingay                Director                                    Partner, Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza         (January 2001 to present)                   (June 1999 to present) Partner, Smith
40 King Street West                                                          Lyons (prior to June 1999)
Toronto, ON  M5H 3C2
Canadian

John E. Oliver                   Director                                    Executive Managing Director and Head
Suite 2100                       (March 1995 to present)                     of U.S. West, Bank of Nova Scotia
580 California Street
San Francisco, CA  94109
Canadian

John A. Keyes                    Director                                    Retired, Mining Executive, (January,
10 Windhaven Drive               (November 2001 to present)                  2001 to present); President & COO,
The Woodlands, TX  77381                                                     Battle Mountain Gold (prior to January
Canadian                                                                     2001)

KINROSS GOLD CORPORATION OFFICERS


    Name, Business Address,                 Current Position and                  Other Occupations for Previous
        and Citizenship                       Dates of Service                      Five Years, If Applicable
-----------------------------------------------------------------------------------------------------------------------

Robert M. Buchan                 See above


Arthur H. Ditto                  See above


John W. Ivany                    Executive Vice President
52nd Floor, Scotia Plaza         (June 1995 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Scott A. Caldwell                Sr. Vice President, Mining Operations       Operations Consultant, Newmont Mining
52nd Floor, Scotia Plaza         (June 1998 to present)                      (April -June 1998); Vice President,
40 King Street West                                                          Operations, Echo Bay Mines Ltd. (Sept.
Toronto, ON  M5H 3Y2                                                         1996 to April 1998)
United States

Brian W. Penny                   Vice President, Finance and CFO
52nd Floor, Scotia Plaza         (May 1993 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Richard A. Dye                   Vice President, Technical Services and
802 E. Winchester                Project Development
Suite 100                        (April 1994 to present)
Murray, UT  84107
United States

Jerry W. Danni                   Vice President, Environmental Affairs       Vice President, Environmental Affairs,
802 E. Winchester                (August 2000 to present)                    Cyprus Climax Metals Company (prior to
Suite 100                                                                    August 2000)
Murray, UT  84107
United States

Christopher T. Hill              Vice President, Treasurer                   Assistant Treasurer, Barrick Gold
52nd Floor, Scotia Plaza         (May 1998 to present)                       Corporation (prior to May 1998)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian


    Name, Business Address,                 Current Position and                  Other Occupations for Previous
        and Citizenship                       Dates of Service                      Five Years, If Applicable
----------------------------------------------------------------------------------------------------------------------

Gordon A. McCreary               Vice President, Investor Relations and
52nd Floor, Scotia Plaza         Corporate Development
40 King Street West              (May 1993 to present)
Toronto, ON  M5H 3Y2
Canadian

Allan D. Schoening               Vice President, Human Resources and         Vice President, Human Resources,
52nd Floor, Scotia Plaza         Community Relations                         Barrick Gold Corporation (prior to May
40 King Street West              (May 1998 to present)                       1998)
Toronto, ON  M5H 3Y2
Canadian

Shelley M. Riley                 Corporate Secretary
52nd Floor, Scotia Plaza         (June 1993 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian


KINROSS GOLD U.S.A., INC. DIRECTORS

    Name, Business Address,                 Current Position and                  Other Occupations for Previous
        and Citizenship                       Dates of Service                      Five Years, If Applicable
----------------------------------------------------------------------------------------------------------------------

Arthur H. Ditto                  President and Director
52nd Floor, Scotia Plaza         (January 1981 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

John W. Ivany                    Director
52nd Floor, Scotia Plaza         (July 1997 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Brian W. Penny                   Treasurer and Director
52nd Floor, Scotia Plaza         (June 1993 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

KINROSS GOLD U.S.A., INC. OFFICERS

    Name, Business Address,                 Current Position and                  Other Occupations for Previous
        and Citizenship                       Dates of Service                      Five Years, If Applicable
----------------------------------------------------------------------------------------------------------------------

Arthur H. Ditto                  President and Director
52nd Floor, Scotia Plaza         (January 1981 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian


Christopher T. Hill              Vice President                              Assistant Treasurer, Barrick Gold
52nd Floor, Scotia Plaza         (August 2001 to present)                    Corporation (prior to May 1998)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Brian W. Penny                   Treasurer and Director
52nd Floor, Scotia Plaza         (June 1993 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Shelley M. Riley                 Secretary
52nd Floor, Scotia Plaza         (April 1996 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

KINAM GOLD INC. DIRECTORS

    Name, Business Address,                 Current Position and                  Other Occupations for Previous
        and Citizenship                       Dates of Service                      Five Years, If Applicable
----------------------------------------------------------------------------------------------------------------------

John A. Brough                   Director                                    President, Torwest Inc.
c/o Windsor                      (June 1998 to present)                      February 1998 to present); Executive
3125 Windsor Blvd.                                                           Vice President and CFO, iStar Internet
Vero Beach, FL  32963                                                        Inc. (Prior to February 1998)
Canadian

John M.H. Huxley                 Director                                    Principal, Algonquin Power Corporation
2845 Bristol Circle              (June 1998 to present)
Oakville, ON  L6H 7H7
Canadian

Cameron A. Mingay                Director                                    Partner, Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza         (March 2001 to present)                     (June 1999 to present) Partner, Smith
40 King Street West                                                          Lyons (prior to June 1999)
Toronto, ON  M5H 3C2
Canadian

Brian W. Penny                   Vice President, Finance and CFO             See above
52nd Floor, Scotia Plaza         & Director
40 King Street West              (June 1998 to present)
Toronto, ON  M5H 3Y2
Canadian

Arthur H. Ditto                  President, COO & Director                   See above
52nd Floor, Scotia Plaza         (June 1998 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

KINAM GOLD INC. OFFICERS

    Name, Business Address,                 Current Position and                  Other Occupations for Previous
        and Citizenship                       Dates of Service                      Five Years, If Applicable
----------------------------------------------------------------------------------------------------------------------

Arthur H. Ditto                  President & Director                        See above
52nd Floor, Scotia Plaza         (June 1998 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Brian W. Penny                   Treasurer & Director                        See above
52nd Floor, Scotia Plaza         (June 1998 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

John W. Ivany                    Vice President                              See above
52nd Floor, Scotia Plaza         (March 2001 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Shelley M. Riley                 Corporate Secretary                         See above
52nd Floor, Scotia Plaza         (June 1998 to present)
40 King Street West
Toronto, ON  M5H 3Y2
Canadian

Other than the following, none of the foregoing persons: (i) has been convicted in a criminal proceeding in the past five years; or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws:

John Ivany, the Executive Vice President of Kinross and Kinam and a director of Kinross Gold U.S.A., Inc., was the subject of enforcement proceedings by the Alberta Securities Commission IN RE CARTAWAY RESOURCES CORP. In its order dated February 22, 2001, the Alberta Securities Commission found that Mr. Ivany, as Chief Executive Officer of Cartaway Resources Corp., had allowed the issuance of a press release that contained a material factual error in violation of the securities laws of the Province of Alberta. As a result, Mr. Ivany was prohibited from acting as a director or officer of any "junior issuer" for a period of five years and ordered to pay costs in the amount of CDN$20,000. Kinross is not a junior issuer under the applicable Alberta Securities Commission provisions, and Kinross Gold U.S.A., Inc. and Kinam are not subject to regulation by such Commission.

                        THE DEPOSITARY FOR THE OFFER IS:

                         ALPINE FIDUCIARY SERVICES, INC.


                  BY MAIL:                            BY FACSIMILE TRANSMISSION                            BY HAND:
                                                  (FOR ELIGIBLE INSTITUTIONS ONLY):
      Alpine Fiduciary Services, Inc.                                                            17 State Street - 28th Floor
 c/o Georgeson Shareholder Communications,                  (201) 559-1162                            New York, NY 10004
                    Inc.                                                                              Attn: Mark Zimkind
               P.O. Box 2065                        CONFIRM FACSIMILE TRANSMISSION
            South Hackensack, NJ                            BY TELEPHONE:
                 07606-9974
                                                            (201) 460-2213

Questions or requests for assistance or for additional copies of this offer, the Letter of Transmittal, or other offering materials may be directed to the Information Agent at its address and telephone number set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                         [ LOGO ] Georgeson Shareholder

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                           17 State Street, 10th Floor
                            New York, New York 10004

                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (800) 223-2064


                      THE DEALER MANAGER FOR THE OFFER IS:

                        GEORGESON SHAREHOLDER SECURITIES

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004

                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (800) 445-1790


                                 MARCH 21, 2002